Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of July 20, 2011

among

WMG ACQUISITION CORP.,

as Borrower

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,

as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC and

UBS SECURITIES LLC,

as Joint Bookrunners and Joint Lead Arrangers

UBS SECURITIES LLC,

as Syndication Agent

i

SCHEDULES

I	Guarantors
1.01	Unrestricted Subsidiaries
2.01	Commitments
5.09	Environmental Matters
5.12	Subsidiaries and Other Equity Investments
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(m)	Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions

EXHIBITS

Form of

A	Assignment and Acceptance
B	Borrowing Request
C	Compliance Certificate
D	Guaranty
E	Security Agreement Amendment
F	Opinion of Counsel to the Borrower
G	Opinion of Special Delaware Counsel to the Borrower
H	Solvency Certificate
I	U.S. Tax Compliance Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is dated as of July 20, 2011, among WMG ACQUISITION CORP., a Delaware corporation (the “Borrower”), each LENDER from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”) and CREDIT SUISSE AG, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”).

Pursuant to the Merger Agreement, Airplanes Music LLC, a Delaware limited liability company (“Holdings”), formed and controlled by Access Industries, Inc. (the “Sponsor”) or its affiliates and certain other investors reasonably acceptable to the Joint Lead Arrangers (together with the Sponsor and its affiliates, the “Investors”), intends to acquire (the “Acquisition”) all of the equity interests of Warner Music Group Corp., a Delaware corporation (the “Company”), as follows: Airplanes Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Holdings (“Merger Sub”), will be merged with and into the Company, with the Company surviving as a wholly-owned Subsidiary of Holdings.

In connection with the Acquisition, (a) the Investors will contribute an aggregate amount of at least $920,000,000 (subject to adjustments as set forth in Section 4.02(h)) in cash to Holdings as common equity and/or preferred equity having terms reasonably satisfactory to the Joint Lead Arrangers and (b) Holdings will contribute the amount so received to Merger Sub as cash common equity in exchange for the issuance to Holdings of all the common stock of Merger Sub (collectively, the “Equity Contribution”).

Concurrently herewith, (i) the Borrower is issuing the Senior Unsecured Notes in the initial aggregate principal amount of $765,000,000 pursuant to the Senior Unsecured Notes Indenture, (ii) the Borrower is issuing New Senior Secured Notes pursuant to the New Senior Secured Notes Indenture in the initial aggregate principal amount of $150,000,000 and (iii) WMG Holdings is issuing the Holdco Senior Unsecured Notes in the initial aggregate principal amount of $150,000,000 pursuant to the Holdco Senior Unsecured Notes Indenture.

In connection with the foregoing, the Borrower has requested the Lenders to extend credit in the form of Loans at any time after the Closing Date and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $60,000,000. The Borrower has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $30,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries. The proceeds of the Loans are to be used solely for general corporate purposes of the Borrower and its Subsidiaries.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Access Investors” means, collectively: (i) Mr. Len Blavatnik; (ii) immediate family members (including spouses and direct descendants) of the Person described in clause (i); (iii) any trusts created for the benefit of the Persons described in clause (i) or (ii) or any trust for the benefit of any such trust; (iv) in the event of the incompetence or death of any Person described in clauses (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Borrower or any direct or indirect parent company of the Borrower; (v) any of his or their Affiliates (each of the Persons described in clauses (i) through (v), an “Access Party”); and (vi) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor provision) of which any of the Access Parties is a member; provided that in the case of clause (vi) and without giving effect to the existence of such group or any other group, Access Parties, collectively, have beneficial ownership, directly or indirectly, of a majority of the total voting power of the Voting Stock of the Borrower or any direct or indirect parent company of the Borrower held by such group.

“Acquisition” has the meaning assigned to such term in the introductory statement to this Agreement.

“Adjusted Consolidated Funded Indebtedness” means, on any day, the sum of (a) with respect to Consolidated Funded Indebtedness consisting of revolving borrowings, the average daily outstanding principal amount of such Consolidated Funded Indebtedness for the four fiscal quarters most recently ended on or prior to such day (or, if fewer than four full fiscal quarters have elapsed since the Closing Date, for the period commencing on the Closing Date and ending on the last day of the fiscal quarter most recently ended on or prior to such day), plus (b) with respect to all other Consolidated Funded Indebtedness, the outstanding principal amount thereof on such day.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.50% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” has the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. In no event shall any Lender or the Administrative Agent be deemed to be an “Affiliate” of any Loan Party.

“Aggregate Credit Exposure” means the aggregate amount of all the Lenders’ Credit Exposures.

“Agreement” has the meaning assigned to such term in the introductory statement hereof, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Margin” means, for any day (a) with respect to any Eurodollar Loan, 4.00% per annum, and (b) with respect to any ABR Loan, 3.00% per annum.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended September 30, 2010 and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto.

“Available CNI Amount” means, at any time,

(a) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at such time (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value of property and marketable securities received by the Borrower after the Closing Date from the issue or sale of (x) Equity Interests of the Borrower (including Retired Capital Stock but excluding (i) cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of the Borrower, any Parent and any Subsidiaries after the Closing

Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(g) and, to the extent actually contributed to the Borrower, Equity Interests of any Parent, (ii) Designated Preferred Stock and (iii) Disqualified Equity Interests) or (y) debt securities of the Borrower that have been converted into or exchanged for such Equity Interests of the Borrower (other than Refunding Capital Stock or Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be, and other than Disqualified Equity Interests or Designated Preferred Stock or debt securities that have been converted into or exchanged for Disqualified Equity Interests or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value of property and marketable securities contributed to the capital of the Borrower after the Closing Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Equity Interests, (iv) any Designated Preferred Stock and (v) the Cash Contribution Amount), plus

(d) 100% of the aggregate amount received in cash after the Closing Date and the fair market value of property and marketable securities received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Borrower or its Restricted Subsidiaries or (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to Section 7.02(q) and 7.06(j) or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary or to the extent such Investment constituted a Permitted Investment), minus

(f)(i) any amounts thereof used to make Investments pursuant to Section 7.02(n) after the Closing Date and on or prior to such time, plus (ii) any amounts thereof used to make Restricted Payments pursuant to Section 7.06(j) after the Closing Date and on or prior to such time, and plus (iii) any amounts thereof used to make prepayments, redemptions, purchases, defeasances and other payments pursuant to Section 7.12(a)(iii)(y) after the Closing Date and on or prior to such time.

“Borrower” has the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 10.01.

“Borrower Parties” means the collective reference to the Borrower and its Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” has the meaning assigned to such term in Section 2.16.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Cash Contribution Amount” means the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or any Guarantor after the Closing Date.

“Capital Expenditures” means, as of any date for the applicable period then ended, all capital expenditures of the Borrower Parties on a consolidated basis for such period, as determined in accordance with GAAP; provided that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition, (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Restricted Subsidiaries within 12 months of receipt of such proceeds, (c) interest capitalized during such period, (d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Borrower or any Restricted Subsidiary thereof) and for which neither the Borrower nor any Restricted Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, or (g) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens:

(a) securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States or any member nation of the European Union having maturities of not more than 12 months from the date of acquisition;

(b) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’

acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any Lender or with any commercial bank having capital and surplus in excess of $500,000,000;

(c) repurchase obligations for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least P-1 from Moody’s or A-1 from S&P;

(e) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency mutually agreed to by the Borrower and the Administrative Agent) and in each case maturing within 12 months after the date of creation thereof;

(f) investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition; and

(g) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition.

“Cash Management Obligations” means obligations owed by the Borrower or any of its Restricted Subsidiaries to any Lender, or any financial institution that was a Lender at the time of entering into the underlying bank products agreement, or any Affiliate of a Lender in respect of any overdraft and related liabilities from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a “Change in Law” regardless of the date enacted, adopted, issued or implemented, and any legislation relating to the U.K. Bank Levy and any published practice or other official guidance related thereto shall not constitute a Change in Law.

“Change of Control” means the occurrence of any of the following:

(a) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(b) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of the Borrower; provided that (x) so long as the Borrower is a Subsidiary of any Parent, no Person or group shall be deemed to be or become a “beneficial owner” of 50% or more of the total voting power of the Voting Stock of the Borrower unless such Person or group shall be or become a “beneficial owner” of 50% or more of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such Person is the “beneficial owner”;

(c) the first day on which the Board of Directors of the Borrower shall cease to consist of a majority of directors who (i) were members of the Board of Directors of the Borrower on the Closing Date or (ii) were either (x) nominated for election by the Board of Directors of the Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors, or (y) designated or appointed by a Permitted Holder;

(d) any “Change of Control” (or any comparable term) in any document pertaining to any Specified Debt with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(e) at any time prior to a Qualifying IPO of the Borrower, the Borrower ceasing to be a directly or indirectly Wholly Owned Subsidiary of WMG Holdings.

For the purpose of this definition, with respect to any sale, lease, transfer conveyance or other disposition of properties or of assets in connection with any acquisition (including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary), the determination of whether such sale, lease, transfer, conveyance or disposition constitutes a sale of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole shall be made on a pro forma basis giving effect to such acquisition.

“Charges” has the meaning specified in Section 10.09.

“Closing Date” means the first date all the conditions precedent in Section 4.02 are satisfied.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder (and to acquire participations in Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.

“Commitment Fee” has the meaning assigned to such term in Section 2.05(a).

“Communications” has the meaning specified in Section 10.01.

“Company” has the meaning assigned to such term in the introductory statement to this Agreement.

“Company Material Adverse Effect” means any fact, circumstance, change, event, development, occurrence or effect that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole or (ii) would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated hereby; provided, that, with respect to clauses (i) and (ii) above, the term “Company Material Adverse Effect” shall not include any such effect relating to or arising from (i) any foreign or domestic economic, financial, social or political conditions (including changes therein), (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (v) changes in the Company’s and its Subsidiaries’ industries in general or seasonal fluctuations in the business of the Company or any of its Subsidiaries, (vi) any change in the market price or trading volume of any securities or indebtedness of the Company or any of its Subsidiaries, any decrease of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of any such change, decrease, decline or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (vii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (viii) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (ix) other than for purposes of the representations and warranties made in Section 3.6 and Section 3.7 of the Merger Agreement, and, to the extent related to such representations and warranties, the condition specified in Section 6.2(a) of the Merger Agreement, the execution, announcement or performance or existence of the Merger Agreement, the taking or not taking of any action to the extent required by the Merger Agreement or the pendency or contemplated consummation of the transactions contemplated by the Merger Agreement, including any actual or potential loss or impairment after the date hereof of any employee due to any of the foregoing in this clause (ix), (x) the identity of Holdings, Merger Sub or their respective Affiliates, or (xi) any actions taken to the extent expressly required by the Merger Agreement or taken at the written request of Holdings or Merger Sub with the prior written consent of the Joint Lead Arrangers; provided further that changes, events, occurrences or effects set forth in clauses (i), (ii), (iii), (iv), (v), (vii), (viii) or (ix) above may be taken into account in determining whether there has been or is a “Company Material Adverse Effect” to the extent such changes, events, occurrences or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the principal industries of the Company and its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(x) increased (without duplication) by the following, in each case to the extent deducted (and not added back) in calculating Consolidated Net Income for such period:

(1) provision for taxes based on income, profits or capital, plus franchise or similar taxes of such Person;

(2) Consolidated Interest Expense of such Person, plus amounts excluded from the calculation of Consolidated Interest Expense as set forth in subclause (y) of clause (a) in the definition thereof;

(3) Consolidated Depreciation and Amortization Expense of such Person for such period;

(4) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees);

(5) without duplication, any other non-cash charges (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) (provided that, in the case of any such charge that represents an accrual or reserve for a cash expenditure for a future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA);

(6) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(7) any net loss resulting from Swap Contracts;

(8) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor and its Affiliates pursuant to the Sponsor Management Agreement (or any accruals relating to such fees and related expenses), and any Restricted Payment made to any direct or indirect parent company of such Person intended to enable any such parent company to pay or cause to be paid such amount, during such period;

(9) Securitization Fees;

(10) without duplication, pension curtailment expenses, transaction costs and executive contract expenses incurred by affiliated entities of the Borrower (other than the Borrower and its Subsidiaries) on behalf of the Borrower or any of its Subsidiaries and reflected in the combined financial statements of the Borrower as capital contributions;

(11) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement);

(12) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds are excluded from the Available CNI Amount; and

(13) with respect to any Event of Default under the covenant set forth in Section 7.11, the Net Cash Proceeds of any Permitted Equity Issuance to one or more holders of Equity Interests of any Parent solely to the extent that such Net Cash Proceeds (A) are actually received by the Borrower (including through capital contribution of such Net Cash Proceeds to the Borrower) no later than fifteen (15) Business Days after the delivery of a Notice of Intent to Cure, (B) are Not Otherwise Applied and (C) do not exceed the aggregate amount necessary to cure such Event of Default under Section 7.11 for any applicable period; provided that in each period of four fiscal quarters, there shall be at least two (2) fiscal quarters in which no such cure is made; it being understood that this clause (13) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11,

(y) increased by the amount of net cost savings and synergies projected by the Borrower in good faith to result from actions taken or expected to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, (B) for any period that ends prior to the Closing Date or includes one or more of the first three fiscal quarters of such Person ended after the Closing Date (the latest such period, the “Initial Period”), the aggregate amount of such cost savings and synergies added pursuant to this clause (y) shall not exceed $65.0 million plus any applicable Historical Adjustments (as defined in the Senior Unsecured Notes Indenture), and (C) for any other period ended after the end of the Initial Period, the aggregate amount of such cost savings and synergies added pursuant to this clause (y) shall be certified by management of the Borrower and shall not exceed the greater of (1) $40.0 million and (2) 10.0% of Consolidated EBITDA for such period (calculated prior to giving effect to any adjustment pursuant to this clause (y)); and

(z) decreased (without duplication) by the following, in each case to the extent included in calculating Consolidated Net Income for such period:

(1) non-cash gains increasing Consolidated Net Income of such Person for such period (excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period), and

(2) any net gain resulting from Swap Contracts.

provided that, notwithstanding any other provision to the contrary contained in this Agreement, for purposes of any calculation made under the financial covenant set forth in Section 7.11, to the extent the receipt of any Net Cash Proceeds of any Permitted Equity Issuance to one or more holders of Equity Interests of any Parent are an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the provisions of clause (x)(13) above and, as a result thereof, the Borrower shall be deemed to be in compliance with Section 7.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, default or Event of Default hereunder that had occurred shall be deemed cured for the purposes of this Agreement, such cure shall be deemed to be effective as of the last day of such applicable period.

“Consolidated Funded Indebtedness” means, with respect to any Person and its Restricted Subsidiaries, the aggregate principal amount of Indebtedness outstanding on such date, determined on a consolidated basis, without duplication and in accordance with GAAP, of the following types:

(a) all obligations of such Person for borrowed money,

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than accrued expenses and trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person and to the extent constituting contingent obligations,

(d) all Guarantees of such Person with respect to Consolidated Funded Indebtedness of another Person,

(e) the implied principal component of all obligations of such Person under Capital Lease Obligations,

(f) all drafts drawn (to the extent unreimbursed) under standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person (provided that any such unreimbursed amount shall not be counted as Consolidated Funded Indebtedness until one (1) Business Day after such amount is drawn), and

(g) the Consolidated Funded Indebtedness of any partnership or unincorporated Joint Venture in which such Person is a general partner or a joint venturer to the extent such Consolidated Funded Indebtedness is recourse to such Person.

Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Consolidated Funded Indebtedness” shall not be deemed to include (v) obligations under any Securitization Financing, (w) obligations under Swap Contracts, (x) any earn-out obligation until such obligation becomes a liability on the balance sheet of the applicable Person in accordance with GAAP, (y) any prepaid or deferred compensation arrangements or (z) any non compete or consulting obligations incurred in connection with Permitted Acquisitions and (ii) the amount of Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or no greater than the fair market value of such identified asset, as the case may be.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income for such period (including (x) amortization of original issue discount, non-cash interest payments (other than imputed interest as a result of purchase accounting and any non-cash interest expense attributable to the movement in the mark-to-market valuation of Swap Contracts or other derivative instruments pursuant to GAAP), the interest component of Capital Lease Obligations, and net payments (if any) pursuant to interest rate Swap Contracts, but excluding (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, penalties and interest relating to taxes, any Special Interest (as defined in the Senior Unsecured Notes Indenture) and any “special interest” or “additional interest” with respect to other securities, and any accretion of accrued interest on discounted liabilities) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income of such Person for such period; provided, however, that Securitization Fees shall not be deemed to constitute Consolidated Interest Expense.

“Consolidated Net Income” means, for any period with respect to any Person and its Restricted Subsidiaries, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any net after-tax extraordinary, unusual or nonrecurring gains, losses or charges (including, without limitation, severance, relocation, transition and other restructuring costs, and any fees, expenses or charges associated with the Transactions, any Notes Exchange and any acquisition, merger or consolidation after the Closing Date) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(4) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business shall be excluded;

(5) the Net Income for such period of any Person that is not the referent Person or a Subsidiary thereof, or that is an Unrestricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of the referent Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the Available CNI Amount, the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) solely for purposes of determining the Available CNI Amount, the amount equal to any reduction in current taxes recognized during the applicable period by the Borrower and its Restricted Subsidiaries as a direct result of deductions arising from (A) the amortization allowed under Section 167 or 197 of the Code for the goodwill and other intangibles arising from the Transactions and (B) employee termination and related restructuring reserves established pursuant to purchase accounting for the two-year period commencing with the Closing Date, in each case, will be included in the calculation of “Consolidated Net Income” so long as such addition will not result in double-counting;

(8) any non-cash impairment charges resulting from the application of ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising from the application of ASC 805 (formerly Financial Accounting Standards Board Statement No. 141), shall be excluded;

(9) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(10) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, Swap Contracts or other derivative instruments shall be excluded;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(12) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions or any Notes Exchange (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(13) to the extent covered by insurance and actually reimbursed, or, so long as there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the insurable event (with a deduction for any amount so added back to the extent not so reimbursed within such 365-day period), expenses with respect to liability or casualty events or business interruption shall be excluded;

(14) any non-cash gain or loss resulting from mark-to-market accounting relating to Swap Contracts or other derivative instruments shall be excluded; and

(15) any unrealized currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any loss or gain resulting from Swap Contracts for currency exchange risk) shall be excluded.

Notwithstanding the foregoing, for the purpose of the Available CNI Amount only, there shall be excluded from Consolidated Net Income any income from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments by the Borrower and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the Available CNI Amount.

In addition, for purposes of the Available CNI Amount only, the fiscal quarter in which the Closing Date occurs shall be deemed to be that quarterly period without regard to any “break” in accounting period as of the Closing Date (if any) resulting from the Transactions (including from any application of purchase accounting to the Transactions).

“Consolidated Tangible Assets” means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less all goodwill, trade names, trademarks, patents, organization expense, and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Event” has the meaning assigned to such term in Section 4.01.

“Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure.

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP.

“Debt Issuance” means the issuance by any Person and its Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Loan Parties incorporated or organized in England or Wales, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligation to make a Loan or to fund its participation in a Letter of Credit required to be funded by it hereunder, (b) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation, or (c) become insolvent or the assets or management of which has been taken over by any Governmental Authority.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any Parent (other than Disqualified Equity Interests), that is issued for cash (other than to the Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation of the Available CNI Amount.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of the Borrower, any of its Subsidiaries or any Parent or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower, any of its Subsidiaries or any Parent in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Equity Interest held by any future, current or former employee, director, officer, manager or consultant of the Borrower, any of its Subsidiaries or any Parent, or their respective estates, spouses and former spouses, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund of a Lender, and (d) any other Person (other than a natural person) approved by the Administrative Agent, the Issuing Bank, and, unless an Event of Default has occurred and is continuing under Section 8.01(a) or 8.01(f), the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include WMG Holdings, the Borrower or any of their respective Affiliates.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (statutory, common or otherwise), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” has the meaning assigned to such term in the introductory statement to this Agreement.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by any Person and its Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition shall not be deemed to be an Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the appointment of a trustee to administer any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” has the meaning specified in the definition of “Change of Control”.

“Excluded Consideration” means consideration consisting of (a) any Equity Interests (other than Disqualified Equity Interests) of the Borrower issued to the seller of the Equity Interests, property or assets acquired in such Permitted Acquisition and (b) consideration in an amount equal to the sum of (i) the Net Cash Proceeds of (w) any Permitted Equity Issuance consummated subsequent to the Closing Date and received by the Borrower by means of capital contribution or otherwise, (x) any Disposition by the Borrower or any of its Restricted Subsidiaries of the type described in Section 7.05(a), (h), (i) and (k), (y) any Casualty Event that occurs subsequent to the Closing Date and (z) the incurrence or issuance of any Permitted Subordinated Indebtedness permitted by Section 7.03(a)(ii).

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Borrower and its Restricted Subsidiaries from (i) contributions to its common equity capital and (ii) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any Subsidiary) of Equity Interests (other than Disqualified Equity Interests and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation of the Available CNI Amount.

“Excluded Subsidiary” has the meaning specified in Section 6.12(a).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), backup withholding Taxes, franchise Taxes, and branch profits Taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) Taxes imposed as the result of any present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, received payments under, received or perfected a security interest under, or enforced any Loan Document), (c) withholding Taxes imposed on amounts payable to or for the account of such Recipient pursuant to a law in effect on the date on which (i) such Recipient becomes a party to this Agreement (or if such Recipient is an intermediary, partnership or other flow-through entity for U.S. tax purposes, the later of the date on which such Recipient becomes a party to this Agreement and the date on which the relevant beneficiary or member of such Recipient becomes such a beneficiary or member) or (ii) in the case of any Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (e) any U.S. federal Taxes imposed under FATCA.

“Existing Mortgages” means, individually and collectively, that certain (i) Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (California), by and from Warner Bros. Records Inc., a Delaware corporation, to MTC Financial Inc. (dba Trustee Corps), a California corporation, as trustee, for the benefit of Wells Fargo Bank, National Association, as collateral agent, dated as of May 28, 2009 and recorded on June 2, 2009 in the Recorder’s Office of Los Angeles County, California as Instrument No. 20090815735, (ii) Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Tennessee), by and from Warner Bros. Records Inc., a Delaware corporation, to Kay B. Housch, a resident of Davidson County, Tennessee, as trustee, for the benefit of Wells Fargo Bank, National Association, as collateral agent, dated as of May 28, 2009 and recorded on June 1, 2009 in the Register’s Office of Davidson County, Tennessee as Instrument No. 20090601-0050395, and (iii) Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Tennessee), by and from Warner Music Inc. (formerly known as Warner Music Group, Inc.), a Delaware corporation, to Kay B. Housch, a resident of Davidson County, Tennessee, as trustee, for the benefit of Wells Fargo Bank, National Association, as collateral agent, dated as of May 28, 2009 and recorded on June 1, 2009 in the Register’s Office of Davidson County, Tennessee as Instrument No. 20090601-0050396.

“Existing Senior Secured Notes” means the Borrower’s 9.50% Senior Secured Notes due 2016 issued pursuant to the Senior Secured Note Indenture, as the same may be amended, supplemented, waived or otherwise modified from time to time, and any Permitted Refinancing of any of the foregoing.

“Existing Unsecured Notes” means, collectively, (a) the Borrower’s 7.375% U.S. Dollar-denominated senior subordinated notes due 2014, (b) the Borrower’s 8.125% Sterling-denominated senior subordinated notes due 2014 and (c) WMG Holdings’ 9.5% Senior Discount Notes due 2014.

“Facility” means the Commitments of the Lenders under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, (i) the Facilities Fee Letter dated May 6, 2011, between Holdings and the Joint Lead Arrangers (and certain of their respective affiliates) and (ii) the Agent Fee Letter dated May 6, 2011, between Holdings and the Administrative Agent.

“Fees” means the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from applicable governmental authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by applicable governmental authority to terminate any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence by the Borrower or any Restricted Subsidiary of any liability under applicable law on account of the complete or particle termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any Restricted Subsidiary, or the imposition on the Borrower or any Restricted Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case, with respect to clauses (a) through (e), as could reasonably be expected to result in material liability to the Borrower or any Restricted Subsidiary.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any employee benefit plan described in Section 4(b)(4) of ERISA sponsored or maintained by a Foreign Subsidiary that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Official” has the meaning specified in Section 5.16.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.04(i).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include indorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Restricted Subsidiaries of the Borrower listed on Schedule I and each other Restricted Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit D, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender, or a Person that was at the time of entering into a Swap Contract a Lender or an Affiliate of a Lender, in each case in its capacity as a party to a Swap Contract.

“Holdco Senior Unsecured Notes” means WMG Holdings’ 13.75% Senior Notes due 2019 issued pursuant to the Holdco Senior Unsecured Notes Indenture, and any substantially similar senior notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time, and any Permitted Refinancing of any of the foregoing.

“Holdco Senior Unsecured Notes Indenture” means the Indenture dated as of July 20, 2011 between Wells Fargo Bank, National Association, as trustee, and WMG Holdings, as issuer, together with all instruments and other agreements in connection therewith, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Holdings” has the meaning assigned to such term in the introductory statement to this Agreement.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary that, together with its consolidated Subsidiaries, has total consolidated assets with a book value of less than $10,000,000.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person and, if not paid, after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.05(b).

“Information” has the meaning specified in Section 10.16.

“Intellectual Property Security Agreement” means, collectively, the Copyright Security Agreement, the Trademark Security Agreement and the Patent Security Agreement, substantially in the forms attached to the Security Agreement, together with each other intellectual property security agreement executed and delivered pursuant to Section 6.12 or the Security Agreement.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar

Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investors” has the meaning assigned to such term in the introductory statement to this Agreement.

“IP Collateral” means all “Intellectual Property Collateral” referred to in the Collateral Documents and all of the other IP Rights that are or are required by the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“IP Rights” has the meaning specified in Section 5.19.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning specified in Section 10.07.

“Issuing Bank” means, as the context may require, Credit Suisse AG, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder and any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or (k). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” has the meaning assigned to such term in Section 2.05(c).

“Joint Lead Arrangers” means Credit Suisse Securities (USA) LLC and UBS Securities LLC, each in its capacity as a Joint Lead Arranger under this Agreement.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Subsidiaries, (b) any other Person designated by the Borrower in writing to the Administrative Agent (which designation shall be irrevocable) as a “Joint Venture” for purposes of this Credit Agreement and at least 50% but less than 100% of whose Equity Interests are directly owned by the Borrower or any of its Subsidiaries, and (c) any Person in whom the Borrower or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Commitment” means the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” has the meaning assigned to such term in Section 2.05(c).

“Lender” has the meaning specified in the introductory statement to this Agreement and, as the context requires, includes the Issuing Bank.

“Letter of Credit” means any standby letter of credit issued pursuant to Section 2.23.

“Leverage Ratio” means, with respect to the Borrower Parties on a consolidated basis, as of the end of the most recent fiscal quarter of the Borrower for the four (4) fiscal quarter period ending on such date for which financial statements were required to have been delivered in accordance with Sections 6.01(a) or (b), the ratio of Adjusted Consolidated Funded Indebtedness of the Borrower Parties on the last day of such period to Consolidated EBITDA of the Borrower Parties for such period.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means any mortgage, pledge, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease Obligation having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Guaranty, the Letters of Credit, the Collateral Documents, and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loans” means the revolving loans made by the Lenders to the Borrower pursuant to clause of Article 2.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower or the Loan Parties (taken as a whole) to perform their respective obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Material Subsidiary” means any Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means the date that is the fifth anniversary of the Closing Date.

“Maximum Management Fee Amount” means the greater of (x) $6,000,000 plus, in the event that the Borrower acquires (including by consolidation or merger), directly or indirectly, all or substantially all the assets or securities of any entity or business following the Closing Date, an amount equal to 1.5% of the earnings before interest, taxes, depreciation and amortization of such acquired entity or business (as determined by the Sponsor in its sole discretion) for the most recent four fiscal quarters prior to such acquisition for which internal financial statements are available as at the date of such acquisition and (y) 1.5% of Consolidated EBITDA of the Borrower Parties for the most recently completed fiscal year.

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means the most recently ended four full fiscal quarters for which financial statements were required to have been delivered in accordance with Section 6.01(a) or (b).

“Merger Agreement” means the Agreement and Plan of Merger dated as of May 6, 2011 by and among Holdings, Merger Sub and the Company.

“Merger Sub” has the meaning assigned to such term in the introductory statement to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders, including the Existing Mortgages, together with each other mortgage executed and delivered after the Closing Date.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Music Publishing Business” means the subsidiaries and assets constituting the music publishing segment, as defined in the financial statements of the Borrower. At any point in time in which music publishing is not a reported segment of the Borrower, “Music Publishing Business” shall refer to the business that was previously included in this segment.

“Music Publishing Sale” means the sale of all or substantially all of the Music Publishing Business, which, for the avoidance of doubt, may include assets constituting a portion of the Recorded Music Business not to exceed 10.0% of the total assets constituting the Recorded Music Business.

“Net Cash Proceeds” means, (a) with respect to the issuance of any Equity Interest by the Borrower, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance over (ii) all taxes and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses) incurred by the Borrower in connection with such issuance and (b) with respect to the incurrence or issuance of any Indebtedness by the Borrower and its Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such sale over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Subsidiary in connection with such incurrence or issuance.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“New Senior Secured Notes” means the Borrower’s 9.50% Senior Secured Notes due 2016 issued on the Closing Date pursuant to the New Senior Secured Notes Indenture, and any substantially similar senior notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time, and any Permitted Refinancing of any of the foregoing.

“New Senior Secured Notes Indenture” means the Indenture dated as of July 20, 2011 among Wells Fargo Bank, National Association, as trustee, the Borrower, as issuer, and the guarantors party thereto, as the same may be amended or supplemented from time to time.

“Non-Recourse Acquisition Financing Indebtedness” means any Indebtedness incurred by the Borrower or any Restricted Subsidiary to finance the acquisition, exploitation or development of assets (including directly or through the acquisition of entities holding such assets) not owned by the Borrower or any of its Restricted Subsidiaries prior to such acquisition, exploitation or development, which assets are used for the creation or development of Product for the benefit of the Borrower, and in respect of which the Person to whom such Indebtedness is owed has no recourse whatsoever to the Borrower or any of its Restricted Subsidiaries for the repayment of or payment of such Indebtedness other than recourse to the acquired assets or assets that are the subject of such exploitation or development for the purpose of enforcing any Lien given by the Borrower or such Restricted Subsidiary over such assets, including the receivables, inventory, intangibles and other rights associated with such assets and the proceeds thereof.

“Non-Recourse Product Financing Indebtedness” means any Indebtedness incurred by the Borrower or any Restricted Subsidiary solely for the purpose of financing (whether directly or through a partially-owned Joint Venture) the production, acquisition, exploitation, creation or development of items of Product produced, acquired, exploited, created or developed after the Closing Date (including any Indebtedness assumed in connection with the production, acquisition, creation or development of any such items of Product or secured by a Lien on any such items of Product prior to the production, acquisition, creation or development thereof) where the recourse of the creditor in respect of that Indebtedness is limited to Product revenues generated by such items of Product or any rights pertaining thereto and where the Indebtedness is unsecured save for Liens over such items of Product or revenues and such rights, and any extension, renewal, replacement or refinancing of such Indebtedness but excluding, for the avoidance of doubt, any Indebtedness raised or secured against Products where the proceeds are used for any other purposes.

“Non-Tendered Existing Unsecured Notes” has the meaning assigned to such term in Section 4.02(i).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount (a) was not previously included in a calculation of Consolidated EBITDA pursuant to clause (b)(xviii) of the definition thereof and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) above.

“Notes Exchange” means any exchange of Senior Unsecured Notes or New Senior Secured Notes for substantially similar senior notes that have been registered under the Securities Act.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party arising under any Secured Hedge Agreement and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” has the meaning specified in Section 5.15.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or the Issuing Bank, Taxes imposed as a result of a present or former connection between the Administrative Agent, such Lender or the Issuing Bank, as applicable, and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent, such Lender or the Issuing Bank having executed, delivered, become a party to, received payments under, received or perfected a security interest under, or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Parent” means any of WMG Holdings, the Company (and any successor in interest thereto), Holdings (and any successor in interest thereto), any Other Parent, and any other Person that is a Subsidiary of WMG Holdings, the Company (and any successor in interest thereto), Holdings (and any successor in interest thereto) or any Other Parent and of which the Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Borrower becomes a Subsidiary after the Closing Date, provided that (x) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of a Parent immediately prior to the Borrower first becoming such Subsidiary and (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Borrower first becoming a Subsidiary of such Person.

“Participant Register” has the meaning specified in Section 10.04(f).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Business” means the media and entertainment business and any services, activities or businesses incidental or directly related or similar thereto, any line of business engaged in by the Borrower or any of its Restricted Subsidiaries on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Equity Issuance” means any Equity Issuance (other than of Disqualified Equity Interests) of the Borrower, to the extent permitted hereunder, or any Equity Issuance of any Parent.

“Permitted Holders” means (i) the Access Investors; (ii) Edgar Bronfman Jr.; (iii) any officer, director, employee or other member of the management of any Parent, the Borrower or any of their respective Subsidiaries, (iv) immediate family members (including spouses and direct descendants) of a Person described in clause (ii) or (iii); (v) any trusts created for the benefit of a Person or Persons described in clause (ii), (iii) or (iv) or any trust for the benefit of any such trust; (vi) in the event of the incompetence or death of any Person described in clause (ii), (iii) or (iv), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Borrower or any direct or indirect parent company of the Borrower; or (vii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Equity Interests of any of the Borrower, WMG Holdings or any of their respective direct or indirect parent companies.

“Permitted Investment” has the meaning specified in Section 7.02.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof (less any original issue discount, if applicable) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and discounts, commissions and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and, if applicable, has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) the terms and conditions (including, if applicable, as to collateral but excluding interest rate, fees, original issue discount and redemption premium), taken as a whole, of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions, taken as a whole, of the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower that (a) is expressly subordinated to the prior payment in full in cash of the Obligations, (b) will not mature prior to the date that is ninety-one (91) days after the Maturity Date, (c) has no scheduled amortization or payments of principal prior to the date which is ninety-one (91) days after the Maturity Date, and (d) has covenant, default and remedy provisions not materially more restrictive, or mandatory prepayment, repurchase or redemption provisions not materially more onerous or expansive in scope, taken as a whole, than those set forth in the Senior Unsecured Notes.

“Permitted Subordinated Indebtedness Documentation” means any documentation governing any Permitted Subordinated Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 10.01.

“Pledged Debt” has the meaning assigned to such term in the Security Agreement.

“Pre-Closing Cash” has the meaning assigned to such term in Section 4.02(o).

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Forma Cash” has the meaning assigned to such term in Section 4.02(o).

“Pro Rata Percentage” of any Lender at any time means the percentage of the Total Commitment represented by such Lender’s Commitment. In the event the Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Commitments most recently in effect, giving effect to any subsequent assignments.

“Product” means any music (including musical and audio visual recordings, musical performance, songs and compositions and also includes mail order music and activities relating or incidental to music such as touring, merchandising and artist management), music copyright, motion picture, television programming, film, videotape, digital file, video clubs, DVD manufactured or distributed or any other product produced for theatrical, non-theatrical or television release or for release in any other medium in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device, whether now known or hereafter developed, with respect to which the Borrower or any Restricted Subsidiary (a) is an initial copyright owner or (b) acquires (or will acquire upon delivery) an equity interest, license, sublicense or administration or distribution right.

“Public Lender” has the meaning specified in Section 10.01.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Equity Interests of any Person engaged in, a Permitted Business.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the board of directors of the Borrower shall have determined in good faith that such Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

“Qualifying Bank” has the meaning specified in clause (f) of the definition of “Cash Equivalents”.

“Qualifying IPO” means the issuance by the Borrower or any Parent of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the United States Securities Act of 1933 (whether alone or in connection with a secondary public offering).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recorded Music Business” means the subsidiaries and assets constituting the recorded music segment, as defined in the financial statements of the Borrower. At any point in time in which recorded music is not a reported segment of the Borrower, “Recorded Music Business” shall refer to the business that was previously included in this segment.

“Register” has the meaning specified in Section 10.04(d).

“Related Debt” means the Existing Senior Secured Notes, the New Senior Secured Notes or the Senior Unsecured Notes or any Permitted Refinancing of any of the foregoing in a principal amount greater than the Threshold Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Loans, L/C Exposure and unused Commitments representing more than 50% of the sum of all Loans outstanding, L/C Exposure and unused Commitments at such time; provided that the Loans, L/C Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retired Capital Stock” means the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Borrower or any Parent.

“Rollover Amount” has the meaning specified in Section 7.13(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Collateral Agent, the Administrative Agent, the Lenders, the Hedge Banks, the cash management banks with respect to Cash Management Obligations and each sub-agent appointed by the Administrative Agent from time to time pursuant to Article 9.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitization Assets” means any accounts receivable, royalty or revenue streams from sales of Product subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other reasonable and customary fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Swap Contracts entered into by the Borrower or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated as a Securitization Subsidiary by the Borrower in a written notice delivered to the Administrative Agent (as described below) and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which neither the Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operation results. Any such written designation by the Borrower shall (x) be accompanied by a certified copy of the resolutions of the board of directors of the Borrower setting forth the board’s approval of such designation and (y) certify that such designation complies with the foregoing conditions.

“Security Agreement” means, collectively, the Security Agreement dated as of May 28, 2009, as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time, executed by the Loan Parties and WMG Holdings, together with each other security agreement supplement executed and delivered pursuant to Section 6.12 and each other applicable joinder agreement.

“Security Agreement Amendment” means the Amendment No. 1 to the Security Agreement dated as of May 28, 2009, to be entered into by the Loan Parties and WMG Holdings pursuant to Section 6.02(k), substantially in the form of Exhibit E.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Secured Notes” means the Existing Senior Secured Notes and the New Senior Secured Notes.

“Senior Secured Notes Indenture” means the Indenture dated as of May 28, 2009 among Wells Fargo Bank, National Association, as trustee, the Borrower, as issuer, and the guarantors party thereto, as the same may be amended or supplemented from time to time.

“Senior Unsecured Notes” means the Borrower’s 11.50% Senior Notes due 2018 issued pursuant to the Senior Unsecured Notes Indenture, and any substantially similar senior notes exchanged therefor that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time, and any Permitted Refinancing of any of the foregoing.

“Senior Unsecured Notes Indenture” means the Indenture dated as of July 20, 2011 among Wells Fargo Bank, National Association, as trustee, the Borrower, as issuer, and the guarantors party thereto, as the same may be amended or supplemented from time to time.

“Solvent” means, with respect to the Borrower and its Subsidiaries on any date of determination, that on such date (a) the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act is greater than the sum of (i) the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole (the “Stated Liabilities”) and (ii) the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole (exclusive of contingent liabilities to the extent reflected in Stated Liabilities) as identified and explained in terms of their nature and estimated magnitude by a Financial Officer of the Borrower (the “Identified Contingent Liabilities”); (b) the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated exceeds the Stated Liabilities and Identified Contingent Liabilities; (c) the Borrower and its Subsidiaries taken as a whole are a going concern and have sufficient capital to ensure that they will continue to be a going concern from the date of determination through the Maturity Date; and (d) the Borrower and its Subsidiaries taken as a whole will have sufficient assets and capital to be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

“Specified Acquisition” has the meaning specified in Section 7.02(i)(B).

“Specified Acquisitions Aggregate Amount” has the meaning specified in Section 7.02(i)(B).

“Specified Debt” means, collectively, the Existing Senior Secured Notes, the New Senior Secured Notes, the Senior Unsecured Notes, any Permitted Subordinated Indebtedness and any Permitted Refinancing of the foregoing.

“Specified Junior Debt” means, collectively, the Senior Unsecured Notes, any Permitted Subordinated Indebtedness and any Permitted Refinancing of the foregoing.

“Specified Representations” means those representations and warranties made by the Borrower in Sections 5.01(a) (with respect to organizational existence only), 5.01(b)(ii), 5.02(a)(i), 5.02(a)(ii)(A), 5.04, 5.13, 5.14(b), 5.21 and 5.22.

“Specified Transaction” means (a) any designation of operations or assets of the Borrower or a Restricted Subsidiary as discontinued operations (as defined under GAAP), (b) any Investment that results in a Person becoming a Restricted Subsidiary, (c) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Agreement, (d) any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person or (e) any Disposition or other disposition (i) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or (ii) of a business, business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation or otherwise.

“Sponsor” has the meaning assigned to such term in the introductory statement to this Agreement.

“Sponsor Management Agreement” means the Management Agreement, dated as of the Closing Date, by and among the Company and the Sponsor and/or its Affiliates, as the same may be amended, supplemented, waived or otherwise modified from time to time, provided that the Sponsor Management Agreement as so amended, supplemented, waived or otherwise modified (other than in the case of an amendment to effect the Borrower becoming a party to or otherwise bound by the Sponsor Management Agreement) is not materially less advantageous to the Lenders than the Sponsor Management Agreement as in effect on the Closing Date.

“SPV” has the meaning specified in Section 10.04(i).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America (the “Board”) and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower that are Guarantors.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means UBS Securities LLC, as Syndication Agent under the Loan Documents.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means (x) so long as the Senior Secured Notes are outstanding and have not been defeased or discharged in full, $25,000,000 and (y) thereafter, $50,000,000.

“Total Commitment” means, at any time, the aggregate amount of the Commitments, as in effect at such time. The initial Total Commitment is $60,000,000.

“Total Securitization Financing” means, at any date, the aggregate principal (or equivalent) amount of financing raised through Securitization Financings by the Borrower and its Restricted Subsidiaries and outstanding on such date to the extent the same does not give rise to Indebtedness of a Restricted Subsidiary.

“Transaction Cash Usage” has the meaning assigned to such term in Section 4.02(o).

“Transactions” means, collectively, (a) the entry into the Merger Agreement and the consummation of the Acquisition pursuant to the Merger Agreement and the other transactions contemplated thereby, (b) the entry into the Senior Unsecured Notes Indenture, the related registration rights agreement and the issuance of the Senior Unsecured Notes issued on the Closing Date, (c) the entry into the Senior Secured Notes Indenture, the related registration rights agreement in respect of the New Senior Secured Notes and the issuance of the New Senior Secured Notes on the Closing Date, (d) the entry into the Holdco Senior Unsecured Notes Indenture, the related registration rights agreement and the issuance of the Holdco Senior Unsecured Notes on the Closing Date, (e) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the extensions of credit hereunder, (f) the Equity Contribution, (g) the repayment or repurchase of certain existing Indebtedness of WMG Holdings and the Borrower made in connection with the Acquisition, (h) the merger of WMG Holdings Finance Corp. with and into WMG Holdings, (i) the acquisition of all of the equity of WM Finance Corp. by the Borrower from WMG Holdings in exchange for Equity Interests of the Borrower, (j) the merger of WM Finance Corp. with and into the Borrower and (k) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, means the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” means the Adjusted LIBO Rate and the Alternate Base Rate.

“U.K. Bank Levy” means the United Kingdom Tax called the “Bank Levy”, the introduction of which was announced by the United Kingdom government on June 22, 2010, with effect in relation to periods of account ending on or after January 1, 2011, and any United Kingdom Tax that is based on or substantially similar to such Tax (but not including any Tax that raises the rates of the Bank Levy, once enacted).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.01, (ii) each Securitization Subsidiary and (iii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.17 subsequent to the Closing Date.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.20(g).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower and the Administrative Agent.

“WMG Holdings” means WMG Holdings Corp., a Delaware corporation.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP occurs, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend this Agreement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) any financial ratio or requirement (including the calculation of any baskets and thresholds in Article 7) shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) For purposes of determining any financial ratio or making any financial calculation for any fiscal quarter (or portion thereof) ending prior to the

Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four quarter period; and each Person that is a Restricted Subsidiary upon giving effect to the Acquisition shall be deemed to be a Restricted Subsidiary for purposes of the components of such financial ratio or financial calculation as of the beginning of such four quarter period.

Section 1.04. Rounding. Any financial ratios calculated under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower, at any time and from time to time after the date hereof, and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment. Within the limits set forth in this Section 2.01 and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Loans.

Section 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder

(it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, equal to the remaining available balance of the Commitments) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or equal to the remaining available balance of the Commitments).

(b) Subject to Sections 2.02(f), 2.08 and 2.15 each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any time (or such greater number of Eurodollar Borrowings permitted by the Administrative Agent in its sole discretion). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(f) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Loans pursuant to Section 2.06(a) and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

Section 2.03. Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the requested date of Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be (absent manifest error) prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its permitted registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

Section 2.05. Fees. (a) The Borrower agrees to pay to each Lender (which is not a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 0.50% per annum on the daily unused amount of the Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the letter agreement described in clause (ii) of the definition of “Fee Letters” at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c) The Borrower agrees to pay (i) to each Lender (which is not a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank with respect to each Letter of Credit issued by the Issuing Bank the standard fronting, issuance and drawing fees in an amount equal to 0.125% per annum (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07. Default Interest. All overdue amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in the case of all other overdue amounts, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or

366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

Section 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or Section 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09. Termination and Reduction of Commitments. (a) The Commitments shall automatically terminate on the Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Commitments and (ii) the date that is 30 days prior to the Maturity Date.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent (provided that such notice may be conditioned on receiving the proceeds of any refinancing or other transaction), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the Aggregate Credit Exposure (without taking into account Letters of Credit that have been cash collateralized or backstopped in a manner satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion) at the time.

(c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction of any Commitment, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

Section 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

Section 2.11. [Reserved].

Section 2.12. Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) at the Borrower’s election, such prepayment shall not, so long as no Event of Default then exists, be applied to any Loan of a Defaulting Lender.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable (provided that such notice may be conditioned on receiving the proceeds of any refinancing or other transaction) and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.16 but shall otherwise be without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Loans that are not made in connection with the termination or permanent reduction of the Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13. Mandatory Prepayments. In the event of any termination of all the Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings and replace or cause to be canceled (or cash collateralize, backstop or make any other arrangements satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Commitments or at any other time, the Aggregate Credit Exposure would exceed the Total Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Borrowings and, after the Borrowings shall have been repaid or prepaid in full, replace or cause to be canceled (or cash collateralize, backstop or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

Section 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve or mandatory cost requirement which is reflected in the Adjusted LIBO Rate or any Tax), subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, Taxes imposed on or measured by net or gross income (however denominated), profits or revenues (including value added or similar Taxes), backup withholding Taxes, franchise Taxes and branch profit Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar

Loan or increase the cost to any Lender or the Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder with respect to a Eurodollar Loan or Letter of Credit (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have reasonably determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank certifying (i) that one of the events described in paragraph (a) or (b) above has occurred and describing in reasonable detail the nature of such event, (ii) as to the increased cost or reduced amount resulting from such event and (iii) as to the additional amount demanded by such Lender or Issuing Bank and a reasonably detailed explanation of the calculation thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.16. Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender (as reasonably determined by such Lender) in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A reasonably detailed certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.17. Pro Rata Treatment. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section 2.18 shall apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the Issuing Bank) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.20. Taxes. (a) For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank.

(b) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.20, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if the Administrative Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Administrative Agent shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, the Administrative Agent shall deliver to the Borrower on or before the date on which it becomes a party to any Loan Document (and from time to time thereafter upon the reasonable request of the Borrower):

(i) executed originals of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and

(ii) executed originals of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations); and

(E) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Administrative Agent and each Lender agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 2.14 or this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender (or any participant of such Lender) or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender (or any participant of such Lender) or the Issuing Bank pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender or the Issuing Bank, as the case may be, and the Administrative Agent require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (x) the Borrower shall have received the prior written consent of the Administrative Agent and of the Issuing Bank, which consents shall not unreasonably be withheld or delayed, (y) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payment thereafter and (z) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus (except, in the case of a Defaulting Lender, any Fees not required to be paid to such

Defaulting Lender pursuant to the express provisions of this Agreement) all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment, the circumstances or event that resulted in such Lender’s (or such Lender’s participant’s) or the Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender (or such Lender’s participant) or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender (or such Lender’s participant) or the Issuing Bank pursuant to paragraph (b) below), or if such Lender (or such Lender’s participant) or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and the Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or the Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.21(a) and the Administrative Agent will so execute and deliver the Assignment and Acceptance (on behalf of such Lender or the Issuing Bank) upon reasonable request by the Borrower.

(b) If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount or indemnity to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. Upon request from the applicable Lender(s) or the Issuing Bank, the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment and transfer.

Section 2.22. [Reserved].

Section 2.23. Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its Subsidiaries that are Restricted Subsidiaries (in which case the Borrower and such Restricted Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect as set forth in Section 2.09(a). This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Section 2.23 or elsewhere in this Agreement, in the event that a Lender is a Defaulting Lender (i) the Pro Rata Percentage of such Defaulting Lender with respect to any L/C Exposure will automatically be reallocated (effective on the date such Lender becomes a Defaulting Lender) among the Lenders that are not Defaulting Lenders pro rata in accordance with their respective Commitments; provided, that (x) with respect to each non-Defaulting Lender, its Credit Exposure may not in any event exceed its Commitment as in effect at the time of such reallocation and (y) neither such reallocation nor any payment by a non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a non-Defaulting Lender and (ii) to the extent that any portion (the “unreallocated portion”) of the Pro Rata Percentage of such Defaulting Lender with respect to any L/C Exposure cannot be so reallocated, the Borrower will promptly, and in no event later than one Business Day after any demand by the Administrative Agent (at the direction of the Issuing Bank), (x) cash collateralize its obligations to the Issuing Bank in respect of such L/C Exposure, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Exposure, or (y) make other arrangements reasonably satisfactory to the Administrative Agent and to the Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender. Notwithstanding the foregoing, the Issuing Bank shall have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit until such unreallocated portion of L/C Exposure is cash collateralized in accordance with clause (x) above or such other arrangements are made in accordance with clause (y) above.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (at least five Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $30,000,000 and (ii) the Aggregate Credit Exposure shall not exceed the Total Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date, unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement on the same Business Day that it has received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 12:00 (noon), New York City time, on the immediately following Business Day.

(f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s bad faith, gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Bank.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Loan.

(i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as the successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit. In the event that (x) any Issuing Bank ceases to be a Lender or (y) the Administrative Agent resigns pursuant to Article 9, any outstanding Letter of Credit issued by such Issuing Bank (or the Administrative Agent in its capacity as Issuing Bank) shall be cash collateralized or backstopped pursuant to arrangements satisfactory to the Issuing Bank in its sole discretion.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Administrative Agent, for the benefit of the Lenders, an amount in cash equal to 103% of L/C Exposure as of such date; provided that the obligation to deposit such cash will become effective immediately, and such deposit will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in Section 8.01(f) or Section 8.01(g). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalents, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

ARTICLE 3

[RESERVED]

ARTICLE 4

CONDITIONS PRECEDENT

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

Section 4.01. All Credit Events after the Closing Date. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b).

(b) The representations and warranties of the Loan Parties and WMG Holdings set forth in Article 5 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b).

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02. Conditions to Effectiveness. On the Closing Date:

(a) The Administrative Agent shall have received executed counterparts of this Agreement and the Guaranty by each Loan Party, as applicable.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) Debevoise & Plimpton LLP, substantially to the effect set forth in Exhibit F, and (ii) Richards, Layton & Finger, PA, special Delaware counsel, substantially to the effect set forth in Exhibit G in each case (A) dated the Closing Date, and (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, partnership agreement or other constitutive document, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization or, if consented to by the Administrative Agent (not to be unreasonably withheld or delayed), by a Secretary or other officer of the relevant Loan Party, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary or other authorized officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, partnership agreement, limited liability company agreement (or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date immediately prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, members or partners or shareholders (or other equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, partnership agreement or other constitutive document of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or other authorized officer executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request at least 5 days prior to the Closing Date;

(d) All Fees, costs and expenses due and payable on or prior to the Closing Date (including legal fees and expenses and fees and expenses of any other advisors), to the extent invoiced at least two Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), and other compensation payable to the Administrative Agent, the Joint Lead Arrangers and the Lenders required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document on the Closing Date, shall have been paid.

(e) The Security Agreement Supplements and the Intellectual Property Security Agreements, in each case dated as of the Closing Date, shall have been duly executed by each Loan Party that is to be a party thereto and the Security Agreement Supplements shall be in full force and effect on the Closing Date, and true and correct copies of such Collateral Documents shall have been delivered to the Administrative Agent. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each such Collateral Document dated as of the Closing Date.

(f) The Administrative Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 7.01 or have been or will be contemporaneously released or terminated.

(g) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.07 and the applicable provisions of the Collateral Documents.

(h) The Acquisition shall be consummated substantially simultaneously with the effectiveness of this Agreement on the Closing Date and on the terms set forth in the Merger Agreement (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the Lenders or the Joint Lead Arrangers without the prior written consent of the Joint Lead Arrangers (it being understood and agreed that any reduction in the Merger Consideration (as defined in the Merger Agreement) shall be deemed to be a modification which is materially adverse to the Lenders (other than any such reduction that is (x) in an amount less than 10% of the Merger Consideration and (y) allocated (i) 70% of such reduction to reduce on a dollar-for-dollar basis the Facility, the Senior Unsecured Notes, the New Senior Secured Notes and the Holdco Senior Unsecured Notes (allocated among the foregoing as determined by the Joint Lead Arrangers) and (ii) 30% of such reduction to reduce on a dollar-for-dollar basis the Equity Contribution))). The Administrative Agent shall have received copies of the Merger Agreement and all certificates, schedules and exhibits thereto, certified by a Financial Officer as being complete and correct. The Equity Contribution shall have been made in at least the amount specified in the definition of such term in Section 1.01.

(i) All amounts due or outstanding in respect of the Existing Unsecured Notes shall have been (or substantially simultaneously with the effectiveness of this Agreement shall be) repurchased or called for redemption (and, with such call for redemption to be irrevocable and accompanied within one Business Day of the Closing Date by a defeasance or a discharge of the obligations of the relevant issuer under the related indenture in accordance with the terms of such indenture). The Borrower and WMG Holdings shall have deposited on the Closing Date in an escrow account with the indenture trustee for the Existing Unsecured Notes or an escrow agent reasonably satisfactory to the Joint Lead Arrangers on such terms reasonably satisfactory to the Joint Lead Arrangers the maximum amount of cash required to redeem the Existing Unsecured Notes that are outstanding on the Closing Date (the “Non-Tendered Existing Unsecured Notes”), including any applicable premium, and make payments of principal and interest on all such Non-Tendered Existing Unsecured Notes up to the date of redemption, and such cash shall remain in trust or in escrow until such time as it is used to repurchase such notes in an optional redemption, an irrevocable notice of which will be sent to the holders thereof immediately after the Closing Date.

(j) The Administrative Agent and the Joint Lead Arrangers shall have received (i) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the 2008, 2009 and 2010 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and each subsequent fiscal year ended at least 45 days before the Closing Date and (ii) GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter ended at least 30 days before the Closing Date.

(k) The Administrative Agent and the Joint Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to clause (j) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(l) The Administrative Agent and the Joint Lead Arrangers shall have received a certificate from the chief financial officer of the Borrower substantially in the form attached as Exhibit H certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent.

(m) Since September 30, 2010, there shall not have occurred any Company Material Adverse Effect except (i) as disclosed in the Company SEC Reports (as defined in the Merger Agreement) filed with the SEC on or after September 30, 2009 and prior to the date hereof, other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” to the extent that such disclosures are general in nature or cautionary, predictive or forward-looking in nature, or (ii) as set forth on the Company Disclosure Letter (as defined in the Merger Agreement).

(n) (i) The Specified Representations shall be true and correct in all material respects on the Closing Date giving effect to the Transactions, (ii) such of the representations and warranties made by or on behalf of the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or any of its Affiliates) has the right to terminate or not complete its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement, shall be true and correct in all material respects and (iii) the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying as to the matters set forth in this Section 4.02(n).

(o) The Joint Lead Arrangers shall have received evidence reasonably satisfactory to them that the Company and its Subsidiaries shall have used no more than $195,000,000 in Pre-Closing Cash (as defined below) in connection with the Transactions (such usage of Pre-Closing Cash being referred to herein as the “Transaction Cash Usage”); provided that, if Pro Forma Cash (as defined below) is less than $97,000,000, the maximum amount of the aggregate Transaction Cash Usage that is permitted shall be reduced from $195,000,000 on a dollar-for-dollar basis by an amount equal to such shortfall. For purposes hereof, (i) “Pre-Closing Cash” means the aggregate amount of cash and Cash Equivalents (other than cash required to be used for a specific purpose pursuant to the terms of a trust, escrow or pledge arrangement) of the Company and its Subsidiaries immediately prior to giving effect to the Transactions and (ii) “Pro Forma Cash” means (A) the Pre-Closing Cash minus (B) the aggregate Transaction Cash Usage as of the Closing Date after giving effect to the Transactions.

(p) The Administrative Agent shall have received, at least 5 days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, as has been reasonably requested in writing at least 10 days prior to the Closing Date.

(q) In connection with any Letter of Credit being issued on the Closing Date, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.23(b) or as otherwise agreed by the Issuing Bank and the Administrative Agent.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person (i) duly organized or formed and validly existing and (ii) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other organizational power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a)(i) (other than as to the Borrower and any Material Subsidiary that is a Loan Party), clauses (a)(ii) and (b)(i) (other than as to the Borrower) or clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. (a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (i) are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action and (ii) do not and will not (A) contravene the terms of any of such Person’s Organization Documents; (B) conflict with or result in any breach or contravention of, or require any payment to be made under, (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (C) violate any Law; in the case of clauses (ii)(B) and (ii)(C) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect and (b) the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions do not or will not result in the creation of any Lien under any Contractual Obligation to which such Person is a party or by which such Person or the properties of such Person or any of its Restricted Subsidiaries is bound (other than as permitted by Section 7.01).

Section 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Collateral Agent, Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) actions and filings necessary to perfect the Liens on the Collateral and the priority thereof granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain, take, give or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. (a) This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitute a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

(b) The Security Agreement and, upon execution and delivery thereof, the Security Agreement Amendment have been duly executed and delivered by WMG Holdings. Each of the Security Agreement and, upon execution thereof by all parties thereto, the Security Agreement Amendment constitute a legal, valid and binding obligation of WMG Holdings, enforceable against WMG Holdings in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries for each fiscal year ending after the Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, have been prepared in good faith on the basis of assumptions believed by the management of the Borrower to be reasonable in light of the conditions existing at the time of delivery of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues (i) that pertain to this Agreement, any other Loan Document or, as of the Closing Date, the consummation of the Transactions, or (ii) that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. No Default. Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08. Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interests could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09. Environmental Compliance. (a) There are no claims alleging potential liability or responsibility for violation of any Environmental Law on the Borrower or any of its Restricted Subsidiaries’ respective businesses, operations and properties that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed in Schedule 5.09 or except as could not reasonably be expected to have a Material Adverse Effect (i) none of the properties currently or formerly owned or operated by the Borrower or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower or any of its Restricted Subsidiaries, on any property formerly owned or operated by the Borrower or any of its Restricted Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Restricted Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Borrower or any of its Restricted Subsidiaries except for such releases, discharges or disposal that were in material compliance with Environmental Laws.

(c) The properties currently or formerly owned or leased by the Borrower or its Restricted Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as disclosed in Schedule 5.09, neither the Borrower nor any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

Section 5.10. Taxes. The Borrower and its Restricted Subsidiaries have filed all Federal and material state and other tax returns and reports required to be filed, and have paid all Federal and material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.11. ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority,

with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event or Foreign Benefit Event has occurred or is reasonably expected to occur; (ii) no Pension Plan is in “at-risk status” (as defined in Section 303(i)(4) of ERISA) and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.12. Subsidiaries; Equity Interests. As of the Closing Date, no Loan Party has any Subsidiaries other than those disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries that are Restricted Subsidiaries are owned by the Borrower or a Subsidiary free and clear of all Liens except (i) those created under the Collateral Documents and (ii), with respect to Equity Interests of Restricted Subsidiaries pledged by the Loan Parties, any non-consensual Lien that is permitted under Section 7.01 and, with respect to all other Equity Interests of Restricted Subsidiaries, any Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged hereunder or under the Security Agreement.

Section 5.13. Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14. USA PATRIOT Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) USA PATRIOT Act.

Section 5.15. Sanctioned Persons. None of the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Restricted Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 5.16. Foreign Corrupt Practices Act. Each of the Borrower and its directors, officers, agents, employees, and any person acting for or on behalf of the Borrower, has complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable antibribery or anticorruption law, and it and they have not made, offered, promised, or authorized, and will not make, offer, promise, or authorize, whether directly or indirectly, any payment, of anything of value to: (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”); in each case while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (c) securing an improper advantage; in each case in order to obtain, retain, or direct business.

Section 5.17. Labor Matters. As of the date hereof, (a) there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened; (b) the hours worked by and payments made to employees of the Borrower and the Restricted

Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (c) all payments due from the Borrower or any Restricted Subsidiary on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability (if required in accordance with GAAP) on the books of the Borrower or such Restricted Subsidiary; and (d) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound, except, with respect to each of clauses (a) through (d), as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.18. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), in each case on or prior to the Closing Date, when taken as a whole contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.19. Intellectual Property; Licenses, Etc. Each Loan Party and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, logos, trade dress, domain names, goodwill associated with the foregoing, copyrights, patents, patent rights, licenses, database rights, technology, software, design rights, trade secrets, know-how and other intellectual property rights (including all registrations and applications for registration of the foregoing) (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, except to the extent that the failure to so own or possess the right to use such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the conduct of the business of each Loan Party and its Restricted Subsidiaries does not infringe, misappropriate or otherwise violate any IP Rights of any other Person except for such infringements, misappropriations or violations, which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no claim, investigation, suit or proceeding pending or, to the knowledge of the Borrower, threatened in writing, against any Loan Party or any of its Restricted Subsidiaries (i) challenging the validity, ownership or use of any IP Rights of such Loan Party or any of its Restricted Subsidiaries or (ii) alleging that the conduct of their respective businesses infringes, misappropriates, or otherwise violates the IP Rights of any other Person, in each case which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.20. Solvency. On the Closing Date after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.21. Senior Debt Status. The Loans will be treated as senior debt under all Permitted Subordinated Indebtedness Documentation.

Section 5.22. Valid Liens. Each Collateral Document (other than the Mortgages) is, or on execution and delivery thereof by the parties thereto will be, effective to create in favor of the Collateral Agent for the benefit of the Secured Parties and the other Secured Parties (as defined in the Security Agreement), legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent required by the terms thereof and (i) when financing statements and other filings in appropriate form are filed in the appropriate offices and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents (other than the Mortgages) shall constitute to the extent required by the terms thereof fully perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral, in each case prior and superior in right to any other person, other than Liens permitted by Section 7.01. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable (except with respect to any Secured Hedge Agreement or Cash Management Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower, the Issuing Bank and the Administrative Agent) shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower beginning with the 2011 fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and beginning with the fiscal year ending in 2013, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, and beginning with the fiscal quarter ending on December 31, 2012, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event no later than (x) ninety (90) days after the end of the 2011 fiscal year and (y) sixty (60) days after the end of each subsequent fiscal year, a budget prepared by management of the Borrower, consistent with past practice or otherwise in form reasonably satisfactory to the Administrative Agent for the fiscal year following such fiscal year then ended (including a projected consolidated balance sheet and the related consolidated statements of projected cash flow and projected income of the Borrower and its Subsidiaries); and

(d) to the extent applicable, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, related unaudited condensed consolidating financial statements reflecting the material adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) to the extent (x) permitted by the internal policies of such independent certified public accountants and (y) that Section 7.11 was applicable during the time period covered by the financial statements delivered under Section 6.01(a), no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate or report of its independent certified public accountants stating that in making the examination necessary for such financial statements no knowledge was obtained of any Event of Default under Section 7.11, except as specified in such certificate or, if any such Event of Default shall exist, stating the nature of such event;

(b) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and, if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.11, one or more of the holders of Equity Interests of any Parent may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default through capital contributions or the purchase of Equity Interests as contemplated pursuant to clause (x)(13) and the final proviso of the definition of “Consolidated EBITDA”, provided that after receipt of the Notice of Intent to Cure and during the 15 Business Days during which such capital contributions or purchase of Equity Interests may be made, unless and until the relevant cure amount is actually received by the Borrower, no Lender or Issuing Bank shall be required to make any Loans or issue any Letters of Credit hereunder;

(c) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other material report or material communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower has filed with the SEC (other than any registration statement on Form S-8) or with any national securities exchange and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business), any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Permitted Subordinated Indebtedness Documentation or any Specified Debt in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(f) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a list of each Subsidiary that is an Unrestricted Subsidiary or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate and (ii) copies of any Intellectual Property Security Agreement delivered to the Collateral Agent in accordance with Section 2.09 of the Security Agreement during the prior fiscal quarter;

(g) promptly after the furnishing thereof, copies of all financial statements, forecasts, budgets or other similar information of WMG Holdings furnished by WMG Holdings to the holders of the Holdco Senior Unsecured Notes;

(h) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(i) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;

(j) promptly after entering into such agreement, the Sponsor Management Agreement; and

(k) promptly (and in no event more than 90 days following the Closing Date), a copy of the Security Agreement Amendment duly executed by each of the parties thereto.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 10.01; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon request the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03. Notices. Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws and or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event or Foreign Benefit Event.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth reasonable details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. The Administrative Agent agrees to promptly transmit each notice received by it in compliance with Section 6.03(a) to each Lender.

Section 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities except, in each case, (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained to the extent required by GAAP or (b) to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary in the normal conduct of its business, except, in each case, as permitted by Section 7.05 or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its registered patents, trademarks, trade names, service marks and copyrights, to the extent required under the Security Agreement.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies insurance with respect to its material properties and business against loss or damage of such types and in such amounts (after giving effect to any self-insurance consistent with past practice, or reasonable under the circumstances, and, in either case, customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are consistent with past practice, or reasonable under the circumstances, and customarily carried under similar circumstances by such other Persons.

Section 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries taken as a whole.

Section 6.10. Inspection Rights. Permit representatives of the Administrative Agent and each Lender (x) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers all at the expense of the Borrower, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and (y) to have reasonable discussions regarding the business, operations, properties and financial condition of the Borrower and its Subsidiaries with the Borrower’s independent certified public accountants; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants pursuant to clause (y) of the immediately preceding sentence.

Section 6.11. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for general corporate purposes of the Borrower and its Subsidiaries.

Section 6.12. Covenant to Guarantee Obligations and Give Security. (a) Upon (i) the formation or acquisition of any new direct or indirect Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary (other than (A) an Unrestricted Subsidiary, (B) any Subsidiary that is prohibited by any Contractual Obligation (provided such prohibition was not incurred in connection with or in contemplation of the acquisition of such Subsidiary) or by applicable Laws from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee unless such consent, approval, license or authorization has been received, (C) any Securitization Subsidiary, (D) any Domestic Subsidiary if substantially all of its assets consist of the Equity Interests of one or more Foreign Subsidiaries, (E) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary or (F) subject to clause (e) below, an Immaterial Subsidiary, all Subsidiaries referenced in clauses (A) to (F) above collectively, the “Excluded Subsidiaries”) by any Loan Party, (ii) the designation in accordance with Section 6.17 of any existing direct or indirect Wholly Owned Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary, (iii) any Wholly Owned Subsidiary that is an Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is otherwise an Excluded Subsidiary) ceasing to be an Unrestricted Subsidiary, (iv) any Wholly Owned Restricted Subsidiary that is an Immaterial Subsidiary (other than an Immaterial Subsidiary that is otherwise an Excluded Subsidiary) ceasing to be an Immaterial Subsidiary or any Wholly Owned Subsidiary that is an Immaterial Subsidiary (other than an Immaterial Subsidiary that is otherwise an Excluded Subsidiary) being required to become a Guarantor pursuant to clause (e) below, or (v) any Wholly Owned Restricted Subsidiary guaranteeing any Related Debt, the Borrower shall, in each case at the Borrower’s expense, within thirty (30) days after such formation, acquisition, designation, change in status or guarantee or such longer period as the Administrative Agent may agree in its discretion:

(A) cause each such Subsidiary to duly execute and deliver to the Administrative Agent a guaranty substantially in the form of Exhibit D or a guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Obligations of each Loan Party;

(B) cause each such Subsidiary to duly execute and deliver to the Collateral Agent a Security Agreement Supplement and those Collateral Documents required to be delivered under the Security Agreement, as further specified by and in form and substance reasonably satisfactory to the Collateral Agent (substantially consistent with the Collateral Documents in effect on the Closing Date unless otherwise consented to by the Collateral Agent), granting a Lien to the extent required under the Security Agreement, in each case securing the Obligations of such Subsidiary under its Guaranty;

(C) (x) cause each such Subsidiary to deliver (i) any and all certificates representing Equity Interests owned by such Subsidiary (limited, in the case of Equity Interests in a Foreign Subsidiary or in a Domestic Subsidiary, if substantially all of the assets of such Domestic Subsidiary consist of the Equity Interests of one or more Foreign Subsidiaries, to 65% of the outstanding Equity Interests entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) in such Foreign Subsidiary or such Domestic Subsidiary and 100% of the Equity Interests not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) of such Foreign Subsidiary or Domestic Subsidiary) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (ii) instruments evidencing the Pledged Debt in each case in excess of $2,000,000 held by such Subsidiary, indorsed in blank to the Collateral Agent and (y) cause each direct parent of such Subsidiary that is a Guarantor or is required to become a Guarantor pursuant to Section 6.12(a)(A), to deliver any and all certificates representing the outstanding Equity Interests of such Subsidiary owned by such parent accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; and

(D) take and cause such Subsidiary and each direct or indirect parent of such Subsidiary to take whatever action is required under the Security Agreement or otherwise deemed necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral

Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents delivered pursuant to this Section 6.12 and the Security Agreement, enforceable against all third parties in accordance with their terms.

For the avoidance of doubt, (i) no Excluded Subsidiary shall be required hereunder to guarantee the obligations of the Borrower or any Guarantor, (ii) no Foreign Subsidiary shall be required hereunder to guarantee the obligations of the Borrower or any Guarantor (unless such Foreign Subsidiary is a guarantor of any Related Debt) and (iii) no more than 65% of the voting Equity Interests of any Foreign Subsidiary shall be required to be pledged to support obligations of the Borrower or any Guarantor (except to the extent pledged to support obligations under any Related Debt).

(b) Upon the acquisition by any Loan Party of any property the Borrower will cause such Loan Party to comply with the requirements under the Collateral Documents and cause such assets to be subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties to the extent required under the Collateral Documents and the Borrower will cause the relevant Loan Party to take such additional actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to above.

(c) [Reserved].

(d) Notwithstanding the foregoing, (x) the Collateral Agent shall not take a security interest in those assets as to which the Collateral Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby and (y) Liens required to be granted pursuant to this Section 6.12 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction). In the case of any conflict between this Agreement and the Collateral Documents, the Collateral Documents shall govern and no assets are required to be pledged or actions are required to be taken that are not required to be pledged or taken under the Collateral Documents.

(e) If at any time the aggregate book value of all assets (determined on a consolidated basis for all Immaterial Subsidiaries and their respective Subsidiaries, but without duplication) (in this clause (e), the “aggregate asset value”) of all Immaterial Subsidiaries that are not Guarantors exceeds $50,000,000 (as reflected on the most recent financial statements required to be delivered pursuant to Section 6.01 or, if the Borrower has failed to deliver such financial statements, as reasonably determined by the Administrative Agent), the Borrower shall cause one or more of such Immaterial Subsidiaries to become Guarantors pursuant to this Section 6.12 such that, after giving effect thereto, the aggregate book value of all assets of all Immaterial Subsidiaries that are not Guarantors does not exceed $50,000,000.

Section 6.13. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties, and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.14. Further Assurances. Promptly upon reasonable request by the Collateral Agent (or, with respect to a Guaranty and any other Loan Document (other than the Collateral Documents), the Administrative Agent) (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Guaranty, Collateral Document or any other Loan Document and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Collateral Agent (or, with respect to a Guaranty and any other Loan Document (other than the Collateral Documents), the Administrative Agent) may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

Section 6.15. [Reserved].

Section 6.16. Maintenance of Ratings. Use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate rating from Moody’s, in each case in respect of the Borrower.

Section 6.17. Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose any Related Debt. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s investment therein.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable (except with respect to any Secured Hedge Agreement or Cash Management Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit (that has not been cash collateralized or backstopped, in each case on terms agreed to by the Borrower and the applicable Issuing Bank and the Administrative Agent) shall remain outstanding, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens under or pursuant to any of the Loan Documents and Liens securing Indebtedness incurred under Section 7.03(b)(xxiii)(A), (B) and (D) (with respect to subclause (D) solely with respect to debt incurred under Section 7.03(b)(xxiii)(A) and (B));

(b) Liens existing on the date hereof and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges (x) which are not overdue for a period of more than thirty (30) days or (y) which are being contested in good faith and by appropriate proceedings diligently conducted, if (in the case of this clause (y)) adequate reserves with respect thereto are maintained on the books of the Borrower or the applicable Person to the extent required by GAAP;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen or contractors or other like Liens arising in the ordinary course of business (x) which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or (y) which are being contested in good faith and by appropriate proceedings diligently conducted, if (in the case of this clause (y)) adequate reserves with respect thereto are maintained on the books of the Borrower or the applicable Person to the extent required by GAAP;

(e) (i) pledges or deposits in the ordinary course of business or consistent with past practice in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business or consistent with past practice securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance;

(f) deposits or other Liens to secure the performance of bids, contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, letters of credit or bankers’ acceptances issued, and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of its business or consistent with past practice;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of any such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(i) Liens securing Indebtedness permitted under Sections 7.03(b)(v) and (b)(xvi); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capital Lease Obligations; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses granted to or from others in the ordinary course of business (x) which do not interfere in any material respect with the business of the Borrower or any of its material Restricted Subsidiaries or (y) which are not granted for the purpose of securing any Indebtedness of the Borrower or any Restricted Subsidiary owing to such lessee, licensee, sublessee or sublicensee;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05;

(n) Liens on property of any Foreign Subsidiary that does not constitute Collateral securing Indebtedness of any Foreign Subsidiary to the extent permitted under Section 7.03(b);

(o) Liens in favor of the Borrower or a Restricted Subsidiary of the Borrower securing Indebtedness permitted under Section 7.03(b)(iv);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Closing Date and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(q) Liens arising from precautionary UCC financing statement filings regarding leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(t) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u) Permitted Encumbrances;

(v) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $50,000,000;

(w) Liens on Securitization Assets owned by a Securitization Subsidiary securing Indebtedness permitted by Section 7.03(b)(xvii);

(x) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(y) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(z) Liens (x) securing any Swap Contracts, including Secured Hedge Agreements, permitted hereunder or (y) cash management obligations, including Cash Management Obligations, permitted hereunder;

(aa) Liens on cash and Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(bb) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any Joint Venture or similar arrangement pursuant to any Joint Venture or similar agreement;

(cc) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.03(b)(xviii) and (xix); and

(dd) customary Liens of an indenture trustee on money or property held or collected by it to secure fees, expenses and indemnities owing to it by any obligor under an indenture.

Section 7.02. Investments. Make or hold any Investments, except:

(a) Investments by the Borrower or such Restricted Subsidiary in assets that were cash or Cash Equivalents when such Investment was made;

(b) (i) loans and advances to officers, directors and employees of any Parent, the Borrower or any of their respective Subsidiaries (x) for reasonable business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or (y) to fund such Person’s purchases of Equity Interests of the Borrower or any Parent in an aggregate principal amount (net of any proceeds of such loans and advances used to purchase Equity Interests of the Borrower or contributed to the equity capital thereof) not to exceed, in the case of this clause (y), $20,000,000 outstanding at any time and (ii) promissory notes of any officer, director, employee or other member of the management of any Parent, the Borrower or any of their respective Subsidiaries acquired in connection with the issuance of Equity Interests of the Borrower or any Parent (including any options, warrants or other rights in respect thereof) to such Person;

(c) Investments (i) by the Borrower or any of its Restricted Subsidiaries in any Loan Party (including any new Restricted Subsidiary which becomes a Loan Party or is being merged into an entity that becomes a Loan Party but excluding any Foreign Subsidiary), (ii) by any Restricted Subsidiary that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party and (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that the aggregate amount (net of any cash repayment of or return on such Investments theretofore received not to exceed the original amount invested) of all such Investments pursuant to this clause (iii), together with the Specified Acquisitions Aggregate Amount, does not exceed $300,000,000 at any time outstanding;

(d) Investments consisting of accounts receivable or notes receivable arising in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or otherwise, and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness (including Guarantees), fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(f) Investments existing on the date hereof or made pursuant to binding commitments in effect on the date hereof and set forth on Schedule 7.02(f) and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests (other than directors’ qualifying shares) in a Person that, upon the consummation thereof, will be owned directly by the Borrower or one or more of its Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A) each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the requirements of Section 6.12;

(B) with respect to any acquisition of Equity Interests in a Person that, immediately following such acquisition, will not be a Loan Party and any acquisition of property, assets or business by a Person that is not a Loan Party (including, in each case, as a result of such Person being or being owned by a non-Wholly Owned Subsidiary) (each, a “Specified Acquisition”), the total cash consideration (including, without limitation, earnouts and other contingent payment obligations to the sellers thereof but excluding any Excluded Consideration) paid by or on behalf of the Borrower and its Restricted Subsidiaries for any such Specified Acquisition, plus the total cash consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for all other Specified Acquisitions made by the Borrower and its Restricted Subsidiaries pursuant to this Section 7.02(i) (such aggregate amount, the “Specified Acquisitions Aggregate Amount”) shall not exceed $100,000,000 and, when aggregated with all Investments made pursuant to Section 7.02(c)(iii), shall not exceed $300,000,000 at any time outstanding;

(C) immediately before and immediately after giving pro forma effect to such purchase or other acquisition, no Event of Default shall have occurred and be continuing; and

(D) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (or, with respect to requirements under Section 6.12, on or prior to the time such requirement is required to be satisfied under Section 6.12), provided that no such certificate shall be required to be delivered if the aggregate cash consideration to be paid in connection with such acquisition does not exceed $25,000,000;

(j) Investments the payment for which consists of Equity Interests of the Borrower or any Parent (exclusive of Disqualified Equity Interests);

(k) Investments in the ordinary course of business consisting of any advance directly or indirectly related to royalties or future profits (whether or not recouped), directly or indirectly (including through capital contributions or loans to an entity or Joint Venture relating to such artist(s) or writer(s)) to one or more artists or writers pursuant to label and license agreements, agreements with artists/writers and related ventures, pressing and distribution agreements, publishing agreements and any similar contract or agreement entered into from time to time in the ordinary course of business;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, customers, suppliers and other Persons arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to WMG Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to WMG Holdings in accordance with Section 7.06;

(n) other Investments; provided that such Investments (net of any cash repayment of or return on such Investments theretofore received) do not exceed (at the time any such Investment is made and without giving effect to the sale of any Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities) (i) the greater of (A) $75,000,000 and (B) 5.0% of Consolidated Tangible Assets plus (ii) the Available CNI Amount; provided that before and immediately after giving effect to such Investment, no Default or Event of Default shall exist or would result from such Investment;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing the Qualified Securitization Financing or any related Indebtedness; provided that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or equity investments;

(q) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (q) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed the greater of (x) $75,000,000 and (y) 6.0% of Consolidated Tangible Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that before and immediately after giving effect to such Investment, no Default or Event of Default shall exist or would result from such Investment;

(r) any advance directly or indirectly related to royalties or future profits (whether or not recouped), directly or indirectly (including through capital contributions or loans to an entity or Joint Venture relating to such artist(s) or writer(s)), to one or more artists or writers pursuant to label and license agreements, agreements with artists/writers and related ventures, pressing and distribution agreements, publishing agreements and any similar contract or agreement entered into from time to time in the ordinary course of business;

(s) Investments in any Subsidiary or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(t) loans made by the Borrower to WMG Acquisition (UK) Limited in an aggregate amount of up to £100,000,000 at any time outstanding;

(u) Investments by the Borrower or a Restricted Subsidiary in (i) Joint Ventures engaged in a Permitted Business and (ii) non-Wholly Owned Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (u) that are at that time outstanding amounts, not to exceed the greater of $100.0 million and 8.5% of Consolidated Tangible Assets;

(v) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Subsidiary;

(w) Investments consisting of licensing or contribution of IP Rights pursuant to joint marketing or similar arrangements with other Persons;

(x) Investments by the Borrower or a Restricted Subsidiary in a Permitted Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (x) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of $150 million and 12.5% of Consolidated Tangible Assets;

(y) loans and advances to, or guarantees of Indebtedness of, employees not in excess of $15 million in the aggregate outstanding at any time; and

(z) Investments made in Joint Ventures in existence on the Closing Date as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in, joint venture agreements and similar binding arrangements in effect on the Closing Date;

all such Investments set forth in these clauses (a) through (z) being collectively referred to as “Permitted Investments”.

The amount of all Investments (other than cash) will be the fair market value on the date of the Investment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to the Investment.

Section 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) in the case of the Borrower:

(i) Indebtedness in respect of Swap Contracts designed to hedge against fluctuations in interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business or consistent with prudent business practice and not for speculative purposes; and

(ii) Permitted Subordinated Indebtedness in an aggregate amount not to exceed $100,000,000 at any time outstanding.

(b) in the case of the Borrower and its Restricted Subsidiaries:

(i) Indebtedness of the Loan Parties under the Loan Documents;

(ii) Indebtedness outstanding on the date hereof and listed on Schedule 7.03(b) and any Permitted Refinancing thereof;

(iii) Guarantees of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or such Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting Related Debt shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guarantee and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of (A) any Loan Party owing to any other Loan Party, (B) any Restricted Subsidiary that is not a Loan Party owing to (1) any other Restricted Subsidiary that is not a Loan Party or (2) the Borrower or a Loan Party in respect of an Investment permitted under Section 7.02(c), Section 7.02(n), Section 7.02(x) or Section 7.02(z) and (C) any Loan Party owing to any Restricted Subsidiary that is not a Loan Party in an aggregate principal amount not to exceed $300,000,000 at any time outstanding; provided that (x) any subsequent issuance or transfer of any Equity Interests or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (y) within 90 days of the Closing Date all such Indebtedness of any Loan Party incurred under clause (iv)(C) must be expressly subordinated to its Obligations;

(v) Indebtedness (including Capital Lease Obligations and purchase money obligations) incurred by the Borrower or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) and any Permitted Refinancing thereof; provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed the greater of (x) $50,000,000 and (y) 4.0% of Consolidated Tangible Assets;

(vi) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding for all such Persons taken together (excluding Indebtedness referred to in clause (iv) above) not exceeding the greater of (x) $100,000,000 and (y) 8.5% of the Consolidated Tangible Assets of the Foreign Subsidiaries;

(vii) Indebtedness in respect of Swap Contracts required in connection with any Securitization Financing or in respect of other Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(viii) Indebtedness (other than for borrowed money) subject to Liens permitted under Section 7.01;

(ix) (A) Indebtedness of the Borrower and its Restricted Subsidiaries (1) assumed, or of a Person that becomes a Restricted Subsidiary, in each case in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (2) owed to the seller of any property acquired in a Permitted Acquisition on an unsecured basis, provided that any such Indebtedness shall be subordinated to the Obligations, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, if the aggregate amount of Indebtedness incurred under this clause (2) exceeds $50,000,000 at any time outstanding; in each case, so long as both immediately prior and after giving effect to such assumption, a Person becoming a Restricted Subsidiary or incurrence, no Event of Default shall exist or result therefrom; and (B) any Permitted Refinancing of the Indebtedness set forth in clause (ix)(A) above;

(x) Indebtedness representing deferred compensation or stock based compensation to officers, directors and employees of any Parent, the Borrower and its Subsidiaries incurred in the ordinary course of business;

(xi) Indebtedness consisting of obligations of the Borrower or its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions;

(xii) cash management obligations and other Indebtedness in respect of netting services, cash pooling, overdraft protections and similar arrangements in each case in connection with deposit accounts arrangements and in the ordinary course of business, and Indebtedness or other obligations under any Cash Management Obligations;

(xiii) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees of any Parent, the Borrower or any Restricted Subsidiary, their respective estates, spouses or former spouses in lieu of or combined with cash payments to finance the purchase or redemption of Equity Interests of the Borrower or any Parent permitted by Section 7.06;

(xiv) Indebtedness incurred by the Borrower or its Restricted Subsidiaries in a Permitted Acquisition or Disposition under agreements providing for indemnification, earn-outs, adjustments of the purchase price or similar adjustments and contingent obligations;

(xv) [Reserved];

(xvi) Indebtedness in an aggregate principal amount not to exceed $250,000,000 at any time outstanding;

(xvii) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is non-recourse to the Borrower or any Restricted Subsidiary (except for Standard Securitization Undertakings);

(xviii) Non-Recourse Product Financing Indebtedness;

(xix) Non-Recourse Acquisition Financing Indebtedness;

(xx) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxi) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xxii) obligations in respect of performance and surety bonds and performance and completion guarantees provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, in each case in the ordinary course of business or consistent with past practice;

(xxiii) Indebtedness under (A) the Existing Senior Secured Notes in an aggregate principal amount not to exceed $1,100,000,000, (B) the New Senior Secured Notes in an aggregate principal amount not to exceed $150,000,000, (C) the Senior Unsecured Notes in an aggregate principal amount not to exceed $765,000,000 and (D) any Permitted Refinancing in respect of the foregoing;

(xxiv) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xxv) Indebtedness supported by a Letter of Credit in a principal amount not in excess of the stated amount of such Letter of Credit;

(xxvi) Indebtedness of the Borrower or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to the Borrower, any Subsidiary or Joint Venture in the ordinary course of business;

(xxvii) Indebtedness of WMG Acquisition (UK) Limited arising from the Investment described in Section 7.02(t); and

(xxviii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest in respect of obligations described in clauses (i) through (xxvii) above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Section 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction), provided that the Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent, or (ii) any one or more other Restricted Subsidiaries, provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, (A) a Loan Party shall be the continuing or surviving Person or (B) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02(c) and 7.03(b)(iv);

(b) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that (i) if the transferor in such a transaction is a Loan Party, then the transferee must either be the Borrower or another Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that (i) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall, or will within the times specified therein, have complied with the requirements of Section 6.12 to the extent Section 6.12 is applicable, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02 or (iii) to the extent constituting a Disposition, such Disposition must be permitted in accordance with Section 7.05; and

(e) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05;

provided that, for the purposes of this covenant only, a Music Publishing Sale will not be deemed to be a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower or of any of its Restricted Subsidiaries.

Section 7.05. Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) (i) Dispositions of inventory in the ordinary course of business, and (ii) dispositions of Equity Interests received as consideration under contracts entered into in the ordinary course of business with digital service providers or other providers;

(c) Dispositions of property by any Restricted Subsidiary to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must either be the Borrower or another Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(d) Dispositions permitted by Sections 7.02, 7.04 and 7.06 and Liens permitted by Section 7.01;

(e) Dispositions of cash and Cash Equivalents;

(f) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(g) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(h) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(i) Dispositions of property or assets by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (i) shall not exceed $100,000,000 in any fiscal year or $250,000,000 in the aggregate since the Closing Date and (iii) the purchase price for such property paid to the Borrower or such Restricted Subsidiary shall be not less than 75% cash or Cash Equivalent consideration;

(j) Dispositions of Securitization Assets and other related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) in a Qualified Securitization Financing;

(k) Dispositions listed on Schedule 7.05(k);

(l) Dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(m) the abandonment of IP Rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(n) (i) the cross-licensing or licensing of IP Rights, in the ordinary course of business in a manner that does not materially interfere with the business of the Borrower and its Restricted Subsidiaries and (ii) the contemporaneous exchange, in the ordinary course of business, of property for property of a like kind, to the extent that the property received in such exchange is of a value equivalent to the value of the property exchanged (provided that after giving effect to such exchange, the value of the property of the Borrower or any other Loan Party subject to Liens in favor of the Collateral Agent under the Collateral Documents is not materially reduced);

(o) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(p) any Music Publishing Sale;

(q) any sale, transfer or other disposition necessary or advisable in the good faith determination of the Borrower in order to consummate any acquisition (including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary);

(r) Disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $50,000,000;

(s) foreclosures, condemnations or any similar actions with respect to assets;

(t) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(u) the unwinding or termination of any Swap Contracts.

Provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(a), (c), (d), (k), (m), (r) or (s)), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or any of its Restricted Subsidiaries, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to, and shall, take any actions necessary or appropriate in order to effect the foregoing.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) the Borrower may make Restricted Payments in an aggregate amount at any time outstanding equal to the amount of Excluded Contributions;

(d) the Borrower may make Restricted Payments in connection with the Acquisition, any Notes Exchange and the other Transactions;

(e) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into transactions expressly permitted by Section 7.04, 7.05 or 7.08;

(f) repurchases or withholding of Equity Interests deemed to occur upon exercise of stock options or warrants, or the vesting of restricted stock (including restricted stock units) or other Equity Interests, if such Equity Interests represent a portion of the exercise price of, or withholding obligation with respect to, such options, warrants, restricted stock or other Equity Interests and any related payment or withholding in respect of such obligation;

(g) to pay, or permit any Parent to pay, for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Borrower or any Parent held by any future, present or former director, employee or consultant of the Borrower, any Parent or any of its Subsidiaries or their respective estates, spouses or former spouses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower, any Subsidiary or any Parent in connection with any such repurchase, retirement or other acquisition), or any stock subscription or shareholder agreement, including any Equity Interest rolled over by management of the Borrower, any Subsidiary or any Parent in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause (g) does not exceed in any calendar year $30,000,000 (with unused amounts in any calendar year being carried over to the two (2) succeeding calendar years); and provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any Parent, to any future, present or former, director, employee or consultant of the Borrower or any Parent or any of its Subsidiaries that occurs after the Closing Date plus (B) the amount of any cash bonuses otherwise payable to any future, present or former, director, employee or consultant of the Borrower, any Parent or any of its Subsidiaries that are foregone in return for the receipt of Equity Interests of the Borrower, any Parent or any of its Subsidiaries pursuant to a deferred compensation plan of such entity plus (C) the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (g); and provided further that cancellation of Indebtedness owing to the Borrower from any future, present or former, director, employee or consultant of the Borrower, any Parent, or any of its Subsidiaries or their respective estates, spouses or former spouses in connection with a repurchase of Equity Interests of the Borrower or any Parent shall not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(h) the Borrower and its Restricted Subsidiaries may make Restricted Payments to any Parent in amounts intended to enable any such Parent to pay or cause to be paid:

(i) franchise and excise taxes and other fees, taxes and expenses required to maintain its corporate or other legal existence;

(ii) federal, foreign, state and local income or franchise taxes with respect to any period for which the Borrower is a member of a consolidated, combined or unitary group of which such Parent is a member; provided that the amount of such payments shall not exceed the tax liability that the Borrower and its Subsidiaries would have incurred were such taxes determined as if such entities were a stand-alone group; and provided that Restricted Payments under this clause in respect of any taxes attributable to the income of any Unrestricted Subsidiaries may be made only to the extent that such Unrestricted Subsidiaries have made cash payments to the Borrower or its Restricted Subsidiaries;

(iii) customary salary, bonus and other benefits payable to officers, directors and employees of any Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(iv) general corporate overhead costs and expenses (including professional expenses) for any Parent to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(v) fees and expenses other than to Affiliates related to any unsuccessful equity or debt offering not prohibited by this Agreement;

(vi) taxes arising by virtue of (a) having capital stock outstanding or being a direct or indirect holding company parent of the Borrower, any Subsidiary of the Borrower or any Parent, (b) having guaranteed any obligations of the Borrower or any Subsidiary of the Borrower, (c) having made a payment in respect of any of the payments permitted to be made to it under this Section 7.06, (d) any actions taken with respect to any IP Rights and associated rights relating to the business of the Borrower or any Subsidiary of the Borrower and (e) the receipt of, or entitlement to, any payment permitted to be made under this Section 7.06 or any payment in connection with the Transactions or any Notes Exchange, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or any Notes Exchange;

(vii) payments made or expected to be made to cover social security, medicare, withholding and other taxes payable in connection with any management equity plan or stock option plan or any other management or employee benefit plan or agreement of any Parent or to make any other payment that would, if made by the Borrower or any Restricted Subsidiary, be permitted pursuant to clause (k) below;

(viii) annual management, consulting, monitoring and advisory fees to any of the Sponsor and its Affiliates in an aggregate amount in any fiscal year not to exceed the Maximum Management Fee Amount, and related expenses and indemnities, pursuant to the Sponsor Management Agreement or otherwise; provided that before and immediately after giving effect to such payment, no Default or Event of Default shall exist or would result from such action; and

(ix) interest and principal when due on the Holdco Senior Unsecured Notes; provided that before and immediately after giving effect to such payment, no Event of Default under 8.01(a) or (f) shall exist or would result from such action;

(i) from and after a Qualifying IPO the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to any Parent to fund a payment of dividends on such Parent’s common stock), following the first Qualifying IPO of the Borrower’s common stock or the common stock of any Parent after the Closing Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such Qualifying IPO;

(j) Restricted Payments, together with the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments made pursuant to Section 7.12(a)(iii) in an aggregate amount not to exceed (x) $100,000,000 plus (y) the Available CNI Amount, provided that before and immediately after giving effect to such Restricted Payment, no Default or Event of Default shall exist or would result from such action;

(k) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former, director, employee or consultant of the Borrower, any of its Subsidiaries or any Parent and their respective estates, spouses and former spouses and repurchases or withholding of Equity Interests deemed to occur upon exercise of stock options or warrants or the vesting of equity awards (including restricted stock and restricted stock units) if such Equity Interests represent a portion of the exercise price of, or withholding obligation with respect to, such options, warrants or equity awards and any related payment in respect of such obligation;

(l) Restricted Payments made in connection with the Transactions, the Sponsor Management Agreement or as otherwise consented to by the Administrative Agent (not to be unreasonably withheld or delayed) in an aggregate amount not greater than $90,000,000 within 60 days after the Closing Date with respect to the fiscal year during which the Closing Date occurs to the extent the basket under Section 4.11(b)(16) of the indenture governing the Existing Senior Secured Notes has not been used in such fiscal year on or prior to the Closing Date; and

(m) the declaration and payment of dividends to, or the making of loans to, WMG Holdings in an amount not exceeding the amount of Excess Proceeds remaining after the consummation of any Asset Sale Offer (each as defined in the Senior Unsecured Notes Indenture), the proceeds of which are applied solely to the repurchase, redemption, defeasance or other acquisition or retirement for value of any Holdco Senior Unsecured Notes; provided that before and immediately after giving effect to such payment, no Event of Default under 8.01(a) or (f) shall exist or would result from such action.

Section 7.07. Change in Nature of Business. Engage in any material line of business substantially different from (a) those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or (b) those lines of business reasonably related, complementary, incidental or ancillary to those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any reasonable extensions, developments or expansions of any thereof.

Section 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower involving aggregate consideration in excess of $15,000,000, whether or not in the ordinary course of business, other than (a) transactions among the Borrower and/or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses in connection with the consummation of the Transactions or any Notes Exchange in amounts disclosed to the Joint Lead Arrangers prior to the Closing Date, (d) so long as no Event of Default shall have occurred and be continuing under Section 8.01(f), the payment of management, consulting, advisory and monitoring fees to the Sponsor and its Affiliates in settlement of all amounts payable pursuant to the Sponsor Management Agreement or otherwise in an aggregate amount not to exceed the Maximum Management Fee Amount, and related expenses and indemnities or otherwise, (e) equity issuances by the Borrower permitted under Section 7.06, (f) loans and other transactions by the Borrower and its Restricted Subsidiaries to the extent permitted under this Article 7, (g) customary fees and compensation payable to, and indemnities and reimbursements provided on behalf of, officers, directors, employees or consultants of the Borrower, any Parent or any Restricted Subsidiaries, (h) entering into, and performing the obligations under, any tax sharing agreement among the Borrower, any Parent and any Subsidiary consistent with the limitations imposed on Restricted Payments, (i) any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing, (j) the payments by the Borrower or any Restricted Subsidiary to the Sponsor and any of its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Borrower in good faith, (k) transactions pursuant to agreements in existence on the date hereof and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (l) payments or loans (or cancellations of loans) to employees or consultants of the Borrower or any Parent or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Borrower in good faith and which are otherwise permitted under this Agreement, (m) dividends, redemptions and repurchases permitted under Section 7.06, (n) payments to or from, and transactions with, any Joint Venture in the ordinary course of business (including, without limitation, any cash management activities related thereto) and (o) licenses of IP Rights in the ordinary course of business.

Section 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor or (b) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facility and the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which (A) is permitted by Section 7.03 or (B) arises in connection with obligations secured by Liens permitted under Section 7.01, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under Section 7.02, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Permitted Subordinated Indebtedness), (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(b)(v) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are encumbrances or restrictions in connection with Non-Recourse Product Financing Indebtedness or Non-Recourse Acquisition Financing Indebtedness, (xii) are restrictions existing under the Loan Documents, the Senior Secured Notes, the Senior Unsecured Notes and any encumbrances or restrictions in connection with Swap Contracts and cash management obligations, (xiii) are Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto (xiv) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or restrictions on cash or other deposits permitted under Section 7.01, (xv) are purchase money obligations that impose encumbrances or restrictions on the property so acquired, (xvi) secure any Indebtedness otherwise permitted to be incurred pursuant to Section 7.01 and 7.03 that limits the right of the debtor to dispose of the assets securing such Indebtedness, (xvii) are encumbrances or restrictions pursuant to any agreement, instrument or obligation (a “Refinancing Agreement”) effecting an extension, renewal, increase, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (i) through (xvi) of this Section 7.09 (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement, restatement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates or (xviii) are encumbrances or restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or such Restricted Subsidiary.

Section 7.10. [Reserved].

Section 7.11. Financial Covenant. Permit the Leverage Ratio as of the end of any fiscal quarter of the Borrower set forth below to be greater than maximum ratio (the “Maximum Leverage Ratio”) set forth opposite such fiscal quarter, if at the end of such fiscal quarter the aggregate principal amount of Loans outstanding (excluding, for the avoidance of doubt, any issued Letters of Credit) is in excess of $5,000,000:

Fiscal Quarter	Maximum Leverage Ratio
Q4 2011	6.25:1.00
Q1 2012	6.25:1.00
Q2 2012	6.25:1.00
Q3 2012	6.25:1.00
Q4 2012	6.25:1.00
Q1 2013	6.00:1.00
Q2 2013	6.00:1.00
Q3 2013	6.00:1.00
Q4 2013	6.00:1.00
Q1 2014	6.00:1.00
Q2 2014	6.00:1.00
Q3 2014	6.00:1.00
Q4 2014	5.75:1.00
Q1 2015	5.75:1.00
Q2 2015	5.75:1.00

Fiscal Quarter	Maximum Leverage Ratio
Q3 2015	5.75:1.00
Q4 2015	5.50:1.00
Q1 2016	5.50:1.00
Q2 2016	5.50:1.00
Q3 2016	5.25:1.00
Q4 2016	5.25:1.00

For purposes of making the computation referred to above, if any Specified Transaction has been made by the Borrower or any of its Restricted Subsidiaries during the Measurement Period or subsequent to the Measurement Period and on or prior to the date of determination of the Leverage Ratio, the Leverage Ratio shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Measurement Period. If, since the beginning of such Measurement Period, any Person became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries and, since the beginning of such Measurement Period, such Person shall have made any Specified Transaction that would have required adjustment pursuant to the immediately preceding sentence if made by the Borrower or a Restricted Subsidiary since the beginning of such Measurement Period, then the Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of such Measurement Period.

For purposes of this Section 7.11, whenever pro forma effect is to be given to any Specified Transaction (including the Transactions and the Notes Exchange), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may, in accordance with clause (y) of the definition of “Consolidated EBITDA” include, for the avoidance of doubt, cost savings and synergies resulting from or related to any such Specified Transaction (including the Transactions and the Notes Exchange) which is being given pro forma effect that have been or are expected to be realized and for which the actions necessary to realize such cost savings and synergies are taken or expected to be taken no later than 12 months after the date of any such Specified Transaction (in each case as though such cost savings and synergies had been realized on the first day of the applicable Measurement Period).

Section 7.12. Prepayments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) the Specified Junior Debt or make any payment in violation of any subordination terms of any Permitted Subordinated Indebtedness

Documentation except (i) refinancing thereof with the Net Cash Proceeds of any Permitted Subordinated Indebtedness or Excluded Contribution received by the Borrower, (ii) the conversion of any Permitted Subordinated Indebtedness to Equity Interests (other than Disqualified Equity Interests of the Borrower or any of its Subsidiaries), (iii) prepayments, redemptions, purchases, defeasances and other payments in respect of any Specified Junior Debt prior to its scheduled maturity in an aggregate amount, together with the aggregate amount of Restricted Payments made pursuant to Section 7.06(j) and together with all prepayments, redemptions, purchases, defeasances and other payments previously made pursuant to this subclause (iii), not to exceed (x) $100,000,000 plus (y) the Available CNI Amount, and (iv) prepayments, redemptions, purchases, defeasances and other payments of the Specified Junior Debt (x) made from the proceeds of a Permitted Refinancing thereof or (y) required to be made upon (A) a Change of Control or (B) an asset sale or casualty or condemnation event, provided that before and immediately after giving effect to a payment, redemption, purchase or defeasance set forth in this clause (a)(iii) or (a)(iv)(y)(A), no Default or Event of Default shall exist or would result from such action, or (b) amend, modify or change in any manner materially adverse to the interests of the Administrative Agent or the Lenders any term or condition of any documentation governing the Specified Junior Debt without the consent of the Joint Lead Arrangers, provided that nothing in this Section 7.12(b) shall prohibit the refinancing, replacement, extension or other similar modification of any Specified Junior Debt to the extent such refinancing, replacement, extension or other similar modification or the incurrence of Specified Junior Debt is otherwise permitted by Section 7.03.

Section 7.13. Capital Expenditures. (a) Make any Capital Expenditure (other than Permitted Acquisitions that constitute Capital Expenditures) except for Capital Expenditures not exceeding, in the aggregate for the Borrower and its Restricted Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year (the “Annual Cap”):

Fiscal Year	Annual Cap
2011	$50,000,000
2012	$50,000,000
2013	$50,000,000
2014	$50,000,000
2015	$50,000,000
2016	$50,000,000

(b) Notwithstanding anything to the contrary contained in clause (a) above, to the extent that the aggregate amount of Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any fiscal year pursuant to Section 7.13(a) is less than the Annual Cap set forth opposite such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the two succeeding fiscal years, provided that the Rollover Amount shall be available first for Capital Expenditures in the then current fiscal year (but only up to the amount of the annual cap for the immediately preceding fiscal year) until such Rollover Amount is exhausted and then the annual cap for the then current fiscal year shall be available for Capital Expenditures. In addition, if a Permitted Acquisition shall have occurred during any fiscal year after the Closing Date, the amount of Capital Expenditures permitted for such fiscal year and each subsequent fiscal year shall be increased (pro rated for the period in which the acquisition occurs) by an amount equal to 1.5% of the net revenues of the acquired entity or Person acquired pursuant to such Permitted Acquisition for the period of four consecutive fiscal quarter ended most recently prior to such acquisition for which financial statements are available.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.02(k), 6.03(a), 6.05(a) (solely with respect to the Borrower) or Section 6.11 or Article 7; provided that the occurrence of any Event of Default under Section 7.11 is subject to the last proviso set forth in the definition of “Consolidated EBITDA”; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of (x) the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith or (y) WMG Holdings in any Collateral Document, shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder or Indebtedness owed by any Loan Party to another Loan Party) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Material Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect or (iii) a Foreign Benefit Event occurs which, either individually or together with other Foreign Benefit Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of this Agreement, the Guaranty or any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or WMG Holdings contests in writing the validity or enforceability of any material provision of this Agreement, the Guaranty or any Collateral Document to which it is a party; or any Loan Party or WMG Holdings denies in writing that it has any or further liability or obligation under this Agreement, the Guaranty or any Collateral Document to which it is a party (other than as a result of repayment in full of the Obligations and termination of the Commitments or as a result of a transaction permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05)), or purports in writing to revoke or rescind this Agreement, the Guaranty or any Collateral Document to which it is a party; or

(k) Change of Control. There occurs any Change of Control.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower cash collateralize the L/C Exposure in accordance with Section 2.23(j); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) or Section 8.01(g), the obligation of each Lender to make Loans and any obligation of the Issuing Bank to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the L/C Exposure in accordance with Section 2.23(j) as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Application of Funds. Subject to Section 3.02 of the Security Agreement, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Exposures have automatically been required to be cash collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the extent any amounts are proceeds of any collection or sale of the Collateral, to payment of all amounts owing to the Collateral Agent (in its capacity as such) pursuant to the Security Agreement or the terms of any First Lien Security Document (as defined in the Security Agreement) or any Loan Document;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 2.14, Section 2.15, Section 2.16 and Section 10.05 but excluding principal and interest on any Loan) payable to the Administrative Agent in its capacity as such;

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders arising under the Loan Documents (including Attorney Costs payable under Section 2.14, Section 2.15, Section 2.16 and Section 10.05), ratably among them in proportion to the amounts described in this clause Second payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Letters of Credit, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Letters of Credit, the termination value under Secured Hedge Agreements and Cash Management Obligations, ratably among the Lenders and/or other holders thereof in proportion to the respective amounts described in this clause Fourth held by them;

Sixth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize the L/C Exposure in accordance with Section 2.23(j);

Seventh, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, delivered to the Borrower or as otherwise required by Law.

Subject to Section 2.23(d) and Section 2.23(e), amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

ARTICLE 9

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Each Lender and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article 9, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this

Agreement and the Collateral Documents, and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to WMG Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities of the Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor, so long as no Event of Default shall have occurred and be continuing, shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Borrower (to the extent required) and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 45th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Any such resignation by the Administrative Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank, and the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as Issuing Bank, as the case may be, with respect to any Letters of Credit issued by it prior to the date of such resignation. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Lead Arrangers and the Syndication Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Joint Lead Arrangers and the Syndication Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, neither the Joint Lead Arrangers nor the Syndication Agent in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, to it at WMG Acquisition Corp., c/o Warner Music Group Corp., 75 Rockefeller Plaza, New York, NY 10019, Attention: General Counsel, Fax No. 212-275-3601, website: www.wmg.com;

with copies to:

Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, Attention: Jeffrey E. Ross, Esq., Facsimile: (212) 521-7465;

(b) if to the Administrative Agent, to Credit Suisse AG, Attention of: Sean Portrait, Eleven Madison Avenue, New York, NY 10010, Fax No. 212-322-2291, Email: agency.loanops@credit-suisse.com;

(c) if to the Issuing Bank, to Credit Suisse AG, Attention of: Adrian Silghigian, One Madison Ave., 2nd Floor, New York, NY 10010, Fax No. 212-325-8315, Email: list.ib-letterofcredit@credit-suisse.com; and

(d) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, the Borrower may, and may cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 6, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.23, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Facility.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 10.05 and 10.16 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, (to the maximum extent permitted by applicable law) the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank.

Section 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) in the case of an assignment of a Commitment, each of the Borrower and the Issuing Bank must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (provided, that the consent of the Borrower (A) shall not be required to any such assignment made (x) to another Lender or an Affiliate of a Lender or an Approved Fund or (y) after the occurrence and during the continuance of any Event of Default pursuant to Sections 8.01(a) or 8.01(f) and (B) shall be deemed to have been given if the Borrower had not responded within

10 Business Days of a written request for such consent), (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an aggregate amount of not less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or, if less, the entire remaining amount of such Lender’s Commitment or Loans); provided that simultaneous assignments by two or more related Approved Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (iii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent, or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the obligations of Sections 2.14, 2.16, 2.20, 10.05 and 10.16, as well as to the benefit of any Fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balance of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.05(a) or delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the

Administrative Agent and, if required, the Borrower and the Issuing Bank to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of, and subject to the obligations under, the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (and subject to the obligations under Section 2.21(b)) to the same extent as if they were Lenders (it being understood that the documentation required under Section 2.20(g) shall be delivered by the participating Lender); provided however, that no Loan Party shall be obligated to make any greater payment under Sections 2.14, 2.16 or 2.20 than it would have been obligated to make in the absence of such participation, and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing one or more Guarantors representing all or substantially all of the value of the Guaranty (other than in connection with the sale of such Guarantor in a transaction permitted by Section 7.04) or all or substantially all of the Collateral. To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any confidential information relating to the Borrower, any Parent or any of its Subsidiaries furnished to such Lender by or on behalf of the Borrower, any Parent or any of its Subsidiaries; provided that, prior to any such disclosure of information, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender and such SPV shall be reflected in the Register. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. Notwithstanding the foregoing, no Loan Party shall be obligated to make any greater payment under Sections 2.14, 2.16 or 2.20 than it would have been obligated to make in the absence of any grant by a Granting Lender to an SPV.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k) In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date of any Lender’s Commitment, downgrade the long term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, the Issuing Bank shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date of such Lender’s Commitment), then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or

such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

Section 10.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Issuing Bank in connection with the syndication of the Facility and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated); provided that it shall not be responsible for fees, charges and disbursements of more than one counsel (in addition to one local counsel per relevant jurisdiction, and in the case of a conflict of interest, one additional counsel per relevant jurisdiction for all similarly situated persons). The Borrower also agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable and documented fees, charges and disbursements of one counsel (and, if necessary, of one local counsel in each relevant jurisdiction and in the case of a conflict of interest, one additional counsel per relevant jurisdiction for all similarly situated persons).

(b) The Borrower agrees to indemnify the Administrative Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, charges and disbursements of one counsel (and, if necessary, of one local counsel in each relevant jurisdiction and in the case of a conflict of interest, one additional counsel per relevant jurisdiction for all similarly situated persons) arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Facility), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates) or (iv) any actual or alleged presence or release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee. This Section 10.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Credit Exposure and unused Commitments at the time (in each case determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank. All amounts due under this Section 10.05 shall be payable on written demand therefor.

Section 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY SUCH OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (1998), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590 (THE “ISP”) AND, AS TO MATTERS NOT GOVERNED BY THE ISP, THE LAWS OF THE STATE OF NEW YORK.

Section 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement or any provision hereof nor any Loan Document or any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 10.04(j) or the provisions of this Section or release one or more Guarantors representing all or substantially all of the value of the Guaranty (other than in connection with the sale of such Guarantor in a transaction permitted by Section 7.04) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPV pursuant to the provisions of Section 10.04(i) without the written consent of such SPV or (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Bank. Notwithstanding anything to the contrary herein, (i) the Borrower may designate indebtedness to be secured as Additional Secured Obligation and Secured Obligations (each as defined in the Security Agreement) in accordance with Section 6.10 of the Security Agreement without the consent of the Administrative Agent or any Lender, (ii) the Collateral Documents may otherwise be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms of the Security Agreement with the consent of the Required Lenders, and (iii) the Administrative Agent is hereby authorized to enter into the Security Agreement Amendment substantially in the form of Exhibit E with such changes and additions as determined necessary or appropriate by the Administrative Agent (with the consent of the Required Lenders) in its sole discretion.

(c) The Administrative Agent and the Borrower may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

Section 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.10. Entire Agreement. This Agreement, the Fee Letters and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, to the maximum extent permitted by law, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile or other customary means of electronic transmission (e.g., a “pdf” or “tiff”) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan (together with any New York State court, the “New York Courts”), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents (other than the Collateral Documents to the extent otherwise set forth therein), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, provided that (i) if all such New York State courts decline jurisdiction over any Person, or decline (or in the case of the Federal court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction, and (ii) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 10.15(a) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect (x) any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction, provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this Section 10.15(a) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding or (y) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.16. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, other advisors and numbering, administration and settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.16 to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or WMG Holdings or their business, other than any such information that was available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by or on behalf of the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 10.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 10.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

WMG ACQUISITION CORP., a Delaware corporation

By:	/s/ Paul Robinson
Name: Paul Robinson
Title: Executive Vice President & Secretary

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent and Issuing Bank

By:	/s/ James Moran
Name: James Moran
Title: Managing Director

By:	/s/ Ari Bruger
Name: Ari Bruger
Title: Vice President

[Signature Page to Credit Agreement]

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

[Signature Page to Credit Agreement]